Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT No. 9	Registration No. 333-275381
(to prospectus dated December 4, 2023)
PROSPECTUS SUPPLEMENT No. 5	Registration No. 333-277045
(to prospectus dated May 9, 2024)
PROSPECTUS SUPPLEMENT No. 4	Registration No. 333-279803
(to prospectus dated June 4, 2024)

Primary Offering of

24,406,752 COMMON SHARES,

10,833,333 WARRANTS TO PURCHASE COMMON SHARES,

10,833,333 COMMON SHARES UNDERLYING WARRANTS AND

4,400,106 COMMON SHARES UNDERLYING CONVERTIBLE NOTES

Primary Offering of

10,833,333 Common Shares

Secondary Offering of

40,582,699 Common Shares

SECONDARY OFFERING OF

20,000,000 COMMON SHARES

OF

LEDDARTECH HOLDINGS INC.

This prospectus supplement updates, amends and supplements the prospectus contained in the Registration Statement on Form F-4 of LeddarTech Holdings Inc. (Registration Statement No. 333-275381), effective as of December 4, 2023 (as updated, supplemented or amended from time to time, the “F-4 Prospectus”) and the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-277045), effective as of May 8, 2024 (as updated, supplemented or amended from time to time, the “F-1 Prospectus”) and the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-279803), effective as of June 4, 2024 (as updated, supplemented or amended from time to time, the “SEPA Shelf Prospectus” and, together with the F-4 Prospectus and the F-1 Prospectus, the “Prospectuses” and each a “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectuses.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectuses with the information contained in our Report of Foreign Private Issuer on Form 6-K furnished with the Securities and Exchange Commission on August 14, 2024, which is attached hereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with each Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the respective Prospectuses, including any amendments or supplements thereto, and if there is any inconsistency between the information in such Prospectus or any prior amendment or supplement thereto and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “LDTC.” On August 13, 2024, the last reported sale price of our common shares as reported on Nasdaq was $0.59 per share. Our warrants are listed on Nasdaq under the symbol “LDTCW.” On August 13, 2024, the last reported sale price of our warrants as reported on Nasdaq was $0.027 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in the each Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2024.

Attachments

1.	LeddarTech Holdings Inc. Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on August 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August, 2024.

Commission File Number: 001-41893

LEDDARTECH HOLDINGS INC.

4535, boulevard Wilfrid-Hamel, Suite 240

Quebec G1P 2J7, Canada

(418) 653-9000

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☑        Form 40-F ☐

Financial Results for Three and Nine Month Periods Ended June 30, 2024 and Update on Financing Activities

LeddarTech Holdings Inc. (the “Company”) announced its financial results for the three and nine month periods ended June 30, 2024 and provided an update on its financing activities. See exhibits 99.1, 99.2 and 99.3.

Amendment to Financing Offer

On August 14, 2024, the Company entered into a Twelfth Amending Agreement (the “Amendment and Waiver”) with Fédération des caisses Desjardins du Québec (“Desjardins”) with respect to the Amended and Restated Financing Offer dated as of April 5, 2023 (as amended, the “Desjardins Credit Facility”).

Pursuant to previously disclosed amendments to the Desjardins Credit Facility, the Company and Desjardins had temporarily reduced the Company's obligation to maintain an unencumbered cash balance (the “Minimum Cash Covenant”) from C$5.0 million to the current requirement of C$250,000 through August 14, 2024. Pursuant to the Amendment and Waiver, among other things, Desjardins has agreed to (i) extend the required Minimum Cash Covenant of C$250,000 to August 19, 2024, (ii) increase the Minimum Cash Covenant to C$1.0 million from August 19, 2024 until the earlier of (x) the date of disbursement of an equity investment in the Company for a minimum gross proceeds amount of US$35.0 (the “Short-Term Outside Date”) and November 15, 2024.

The foregoing description of the Amendment and Waiver does not purport to be complete and is qualified in its entirety by reference to the Amendment and Waiver, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

DOCUMENTS TO BE FURNISHED AS PART OF THIS FORM 6-K

Exhibit Number	Exhibit Description
10.1	Twelfth Amending Agreement to Amended and Restated Financing Offer dated August 5, 2024 among LeddarTech Holdings Inc. and Fédération des caisses Desjardins du Québec
99.1	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three and nine months ended June 30, 2024 and 2023
99.2	Condensed Interim Consolidated Financial Statements for the three and nine months ended June 30, 2024 and 2023
99.3	Press release of LeddarTech Holdings Inc. announcing third quarter 2024 financial results dated August 14, 2024
99.4	Certification of Interim Filing – CEO
99.5	Certification of Interim Filing – CFO

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEDDARTECH HOLDINGS INC.

By:	/s/ David Torralbo
Name:	David Torralbo,
Title:	Chief Legal Officer

Date: August 14, 2024

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Exhibit 10.1

Execution version

TWELFTH AMENDING AGREEMENT made as of August 14, 2024

BETWEEN:	LEddarTEch HOldings INc.

(as “Borrower”)

AND:	FÉDÉRation Des CAisses DEsjardins Du QUÉBec

(as “Lender”)

RECITALS

A.	The Lender has addressed an amended and restated financing offer dated April 5, 2023 to the Borrower which has been accepted by the Borrower (as amended by a first amending agreement dated as of May 1, 2023, a second amending agreement dated as of May 31, 2023, a third amending agreement dated as of September 29, 2023, a fourth amending agreement dated as of October 13, 2023, a fifth amending agreement dated as of October 20, 2023, a sixth amending agreement dated as of October 31, 2023, a seventh amending agreement dated as of December 8, 2023, an eighth amending agreement dated as of June 4, 2024, a ninth amending agreement dated as of July 5, 2024, a tenth amending agreement dated as of July 26, 2024 and an eleventh amending agreement dated as of August 5, 2024, the “Financing Offer”).

B.	The Borrower is the entity resulting from the amalgamation between LeddarTech Inc. and LeddarTech Holdings Inc. that took place on December 21, 2023.

C.	The Borrower and the Lender wish to amend the Financing Offer to, among other things, modify the level of minimum available cash required under the covenant of Section 7.1.2 of the Financing Offer.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

1.1	Capitalized terms used herein and defined in the Financing Offer have the meanings assigned to them in the Financing Offer unless otherwise defined herein.

1.2	Other than as specifically provided herein, this Agreement shall not operate as a waiver of any right, power or privilege of the Lender and, except as amended hereby, all provisions of the Financing Offer will remain in full force and effect.

2.	Amendments to the Financing Offer

2.1	The definition of “Available Cash” in Section 7.1.2 of the Financing Offer is amended as follows (changes underlined and struck through):

“Available Cash The Borrower must maintain Available Cash in an amount equal to or greater than as provided below for the following dates:

(i)	$1,500,000 at all times from the date of the disbursement of the Tranche A of the SPAC Offering until October 31, 2023;

(ii)	NIL after October 31, 2023 until the earlier of December 22, 2023 and the DE-SPAC Date;

(iii)	$5,000,000 at all times after the earlier of December 22, 2023 and the DE-SPAC Date until July 4, 2024;

(iv)	$3,500,000 at all times from July 5, 2024 until July 6, 2024;

(v)	$1,800,000 at all times from July 7, 2024 until July 26, 2024;

(vi)	$1,300,000 at all times from July 27, 2024 until August 5, 2024;

(vii)	$250,000 at all times from August 6, 2024 until August ~~14~~19, 2024;

(viii)	$1,000,000 at all times from August ~~15~~20, 2024 until the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024; and

(ix)	$5,000,000 at all times after the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024.”

3.	Effectiveness and Conditions Precedent

This Agreement will become effective on the date that the Lender notifies the Borrower that the following conditions precedent have been fulfilled:

3.1	this Agreement has been executed by all parties;

3.2	no Default exists;

3.3	all fees and expenses owing by the Borrower to the Lender and its legal counsel and the Desjardins’ Financial Advisor due on the date of this Agreement shall have been paid and the Lender is authorized to debit the Borrower’s account and proceed to the payment of such fees and expenses.

4.	Representations and Warranties

All of the representations and warranties contained in Article 2 of the Appendix A to the Financing Offer are true and correct on and as of the date hereof as though made on and as of the date hereof, except that, to the extent such representations and warranties relate to a specifically identified earlier date they shall be true and correct as of such earlier date.

5.	Default

No Default has occurred and is continuing on the date hereof.

6.	Cost and Expenses

The Borrower agrees to pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery and implementation and administration of this Agreement including the reasonable fees and expenses of counsel for the Lender.

7.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart. Delivery by any party or other signatory of an executed counterpart of this Agreement by facsimile or electronic mail or in PDF format, or using any electronic signature, shall be equally effective as delivery of an original executed counterpart of this Agreement.

8.	Governing Law

This Agreement is governed by and construed in accordance with laws of the Province of Quebec and the laws of Canada applicable therein.

[Signature pages follow]

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

FÉDÉRation Des Caisses Desjardins Du QuÉBec, as Lender

Per:	/s/ Jocelyn Larouch
Title:	Jocelyn Larouche - Director,
National Accounts, North Western Quebec

Per:	/s /Alexandre Chapdelain
Title:	Alexandre Chapdelaine,
Managing Director and Market Lead,
National Accounts, North Western Quebec

Leddartech Holdings Inc., as Borrower

Per:

The Guarantor acknowledges receipt of this Agreement and agrees to its terms.

VAyavision SEnsing LTd., as Guarantor

Per:

[Twelfth Amendment – LeddarTech Holdings Inc.]

Exhibit 99.1

LEDDARTECH MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis (“MD&A”) provides information concerning the financial condition and results of operations of LeddarTech Holdings Inc. (“LeddarTech” or the “Company”) at and for the three-month and nine-month periods ended June 30, 2024 and 2023. This MD&A should be read in conjunction with the audited annual consolidated financial statements and the annual MD&A of the Company at and for the fiscal years ended September 30, 2023, 2022 (restated) and 2021 (restated) (“FY2023”, “FY2022” and “FY2021”, respectively) included in the Company’s Annual Report on Form 20-F for the year ended September 30, 2023 as filed with the U.S. Securities and Exchange Commission on January 31, 2024 (the “2023 Annual Report”), and the interim condensed consolidated financial statements of the Company at and for the three-month and nine-month periods ended June 30, 2024 (“Q3-2024” and “YTD Q3-2024”, respectively) and 2023 (“Q3-2023” and “YTD Q3-2023”, respectively) (“Q3-2024 consolidated financial statements”).

The financial information reported herein have been prepared in accordance with International Financial Reporting Standard (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and is presented in Canadian dollars unless otherwise stated.

All per share amounts reflect amounts per common share and are based on unrounded amounts. Certain figures, such as interest rates and other percentages included in this MD&A, have been rounded for ease of presentation and certain other amounts that appear in this MD&A may similarly not sum due to rounding.

In addition to historical financial information, this MD&A contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under section entitled “Item 3.D Risk Factors” of the 2023 Annual Report. For more information about forward-looking statements, refer to section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The Company presents non-IFRS financial measures to assess operating performance. The Company presents net earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA (loss)”) and Adjusted EBITDA (loss). These non-IFRS measures do not have standardized meanings under IFRS and are not likely to be comparable to similarly designated measures reported by other corporations. The reader is cautioned that these measures are being reported in order to complement, and not replace, the analysis of financial results in accordance with IFRS. Management uses both measures that comply with IFRS and non-IFRS measures, in planning, overseeing and assessing the Company’s performance.

The terms and definitions associated with non-IFRS financial measures as well as a reconciliation to the most comparable IFRS measures are included in the section entitled “Non-IFRS Financial Measures” in this MD&A.

Company Overview

LeddarTech was formed in 2007 under the Canada Business Corporations Act (the “CBCA”) and is at the forefront of the automotive industry evolution, from driver awareness to active safety and advanced autonomy. Our mission is to deliver high-performance AI automotive software that enables the market to deploy ADAS features reducing the number of road accidents and making transportation more enjoyable and efficient. We pursue our mission by developing innovative artificial intelligence (“AI”) based low-level fusion (“LLF”) and perception software technology, which closely replicates elements of human perception. We believe that AI-based LLF is the cornerstone of the next generation of automotive advanced driver assistance systems (“ADAS”) and autonomous driving (“AD”) systems.

On June 12, 2023, LeddarTech Holdings Inc. (“Newco”), a company incorporated under the laws of Canada entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among LeddarTech Holdings Inc., Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech Inc., a corporation existing under the laws of Canada.

Unless otherwise indicated and unless the context otherwise requires, “LeddarTech” or “the Company”, at all times prior to consummation of the Business Combination, refers to LeddarTech Inc. and its consolidated subsidiaries, and at all times following consummation of the Business Combination, refers to LeddarTech Holdings Inc. and its consolidated subsidiaries.

Refer to the following section entitled “Business Combination and Public Company Costs” and to Note 3 of the Q3-2024 consolidated financial statements of the Company for additional information on the amalgamation of the Company on December 21, 2023.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this MD&A that do not directly or exclusively relate to historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not a forward-looking statement. Forward-looking statements in this MD&A and in any document incorporated by reference in this MD&A may include, but are not limited to, statements about:

●	the benefits of the Business Combination;

●	the Company’s financial performance following the Business Combination;

●	our ability to raise additional capital, including pursuant to the Bridge Financing and Equity Financing described herein;

●	our ability to comply with the covenants in our debt financing agreements;

●	our ability to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, our lenders under our debt instruments;

●	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, projects, prospects, and plans;

●	expansion plans and opportunities; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this MD&A. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and factors relating to our operations and business environment, including those discussed under section entitled “Item 3.D Risk Factors” of the 2023 Annual report, all of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this MD&A, or the documents incorporated by reference in this MD&A, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances upon which any such statement is based.

Business Combination and Public Company Costs

On December 21, 2023 (the “Closing Date”), as contemplated in the BCA, Prospector, LeddarTech and Newco completed a series of transactions:

●	Prospector continued as a corporation existing under the laws of Canada (the “Continuance” and Prospector as so continued, “Prospector Canada”);

●	Prospector Canada and Newco amalgamated (the “Prospector Amalgamation” and Prospector Canada and Newco as so amalgamated, “Amalco”);

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●	the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), Amalco acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco having a negotiated aggregate equity value of $200 million (valued at $10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation (the “Share Exchange”) plus additional Amalco “earnout” shares (with the terms set forth in the BCA);

●	LeddarTech and Amalco amalgamated (the “Company Amalgamation” and LeddarTech and Amalco as so amalgamated, the “Company”); and

●	in connection with the Company Amalgamation, the securities of Amalco converted into an equivalent number of corresponding securities in the Company (other than as described in the BCA with respect to the Prospector Class B ordinary shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration and LeddarTech’s equity plans were terminated (and the options to purchase LeddarTech’s class M shares became options to purchase common shares of the Company (the “Company Common Shares” or the “Common Shares”)).

The Continuance, the Prospector Amalgamation, the Share Exchange, the Company Amalgamation and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination”.

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of approximately US$44.0 million (the “PIPE Financing”). PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The PIPE Financing closed on the Closing Date after the Business Combination.

Prior to the Closing Date, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value $0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately $10.93 per share, or a total of approximately $9.3 million paid from Prospector’s trust account (the “SPAC Redemption”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination. Such distribution was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination.

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On the Closing Date, the following securities issuances were made by the Company to Prospector’s securityholders following the SPAC Redemption and in connection with the above-referenced share distribution: (i) each outstanding Prospector Class A Share was exchanged for one Company Common Share, (ii) each outstanding non-voting special share of Prospector, a new class of shares in the capital of Prospector convertible into Prospector Class A Shares, was exchanged for one non-voting special share of the Company and (iii) each outstanding warrant of Prospector (the “Prospector Warrants”), which includes 965,749 Prospector Warrants that were issued upon conversion of the amount accrued under Prospector’s convertible note with the Sponsor to finance Prospector’s transaction costs in connection with its initial business combination, was assumed by the Company and became a warrant of the Company (“Company Warrant” or “Warrant”).

On the Closing Date, following the SPAC Redemption and the foregoing issuances, LeddarTech’s shareholders immediately prior to the consummation of the Business Combination, including investors in the PIPE Financing, received Company Common Shares pursuant to the BCA representing approximately 69.5% of the Company Common Shares outstanding immediately following consummation of the Business Combination.

On December 22, 2023, the Common Shares and Warrants became listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “LDTC” and “LDTCW”, respectively. As a consequence of the Business Combination, the Company has become an SEC-registered company listed on Nasdaq, which has required the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional significant annual expenses as a public company.

Accounting Treatment

The Business Combination was accounted for as a reverse asset acquisition in accordance with IFRS since Prospector does not meet the definition of a business in accordance with IFRS 3. Consequently, the Business Combination was accounted for under IFRS 2 as it relates to the stock exchange listing service received and under other relevant IFRS standards for cash and other assets acquired. Under this method of accounting, Prospector was treated as the “acquiree” for accounting purposes, the net assets of Prospector are recognized at their fair value, and no goodwill or other intangible assets are recorded. In accordance with IFRS 2, the difference between the fair value of the consideration paid (i.e., the Surviving Company Common Shares and Surviving Company Class A Non-Voting Special Shares issued to Prospector shareholders) over the fair value of the identifiable net assets of Prospector was represented a service for the listing of the Surviving Company and was recognized as an expense.

LeddarTech has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an acquisition of the listing service and assets of Prospector.

●	LeddarTech’s shareholders prior to consummation of the Business Combination have the greatest voting interest in the Surviving Company with an approximately 69.5% voting interest;

●	The largest individual minority shareholder of the Surviving Company was a shareholder of LeddarTech prior to consummation of the Business Combination;

●	Senior management of the Surviving Company is composed of a majority of senior management of LeddarTech prior to consummation of the Business Combination;

●	Directors of LeddarTech prior to consummation of the Business Combination form a majority on the board of directors of the Surviving Company;

●	LeddarTech is the larger entity based on historical total assets and revenues; and

●	LeddarTech’s operations comprise the ongoing operations of the Surviving Company.

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Basis of presentation

LeddarTech acquired a 60% interest in VayaVision in July 2020. VayaVision’s assets, liabilities and results of operations are reflected in LeddarTech’s consolidated financial statements, with the non-controlling interests’ share of net assets and results of operations reflected on LeddarTech’s consolidated statement of financial position and consolidated statement of loss and comprehensive loss. In order to satisfy a condition to closing of the Business Combination that LeddarTech purchase the remaining 40% interest in VayaVision, and in accordance with the terms of the option agreement entered into by LeddarTech and the VayaVision shareholders at the date of acquisition, LeddarTech exercised its contractual right to purchase the remaining 40% interest in VayaVision on November 1, 2023. The consideration paid by LeddarTech was $57,724, consisted of 66,550 Company Common Shares, after payment of the applicable withholding tax, which will entitle the shareholders to receive 5,548 Surviving Company Common Shares. The founding shareholders from whom LeddarTech purchased the majority of the remaining shares in VayaVision demanded that LeddarTech provide a tax indemnity as a condition to the purchase. LeddarTech believes the demand for a tax indemnity is without merit based on the terms and conditions of the option agreement, and at LeddarTech’s request the share transfer was recorded in VayaVision’s share registry and the Israeli Registrar of Companies. LeddarTech believes that, if the founding shareholders were to pursue a claim, it would not have a material adverse effect on the Surviving Company’s business, financial condition or results of operation. Following acquisition of the remaining 40% interest in VayaVision, none of VayaVision’s assets or results of operations from the date of acquisition will be allocated to non-controlling interest.

Recent Developments – Bridge Financing and Waiver under Desjardins Credit Facility

The Company also announced that it has reached an agreement in principle with several of its principal shareholders and its principal lender pursuant to which such parties would fund the Company with an aggregate of US$9.0 million in bridge debt financing in order to meet the Company’s near-term obligations (the “Bridge Financing”) while the Company continues to progress its discussions, including with certain potential strategic investors, to secure US$35.0 million or more in additional equity capital (the “Equity Financing”).

The Bridge Financing would be comprised of two tranches, with the first tranche in the amount of US$6.0 million to be funded on or about August 19, 2024, and the second tranche in the amount of US$3.0 million to be funded on or about October 15, 2024. The second tranche of the Bridge Financing would be conditioned on, among other things, receipt by the Company, not later than October 14, 2024, of satisfactory evidence of investor participation in the Equity Financing. The Bridge Financing would mature on November 15, 2024.

Although the parties have reached agreement in principle, the Bridge Financing transaction is subject to finalization and execution of definitive agreements by the relevant parties. There can be no assurance that the parties will agree on the terms to be included in such definitive agreements, that the lenders will invest the full US$6.0 million in the first tranche of the Bridge Financing, that the conditions to the second tranche of the Bridge Financing will be satisfied, or that the Company will be successful in raising any amount at all in the Bridge Financing transaction. Moreover, there can be no assurance that the Company will successfully complete the Equity Financing transaction in the amounts contemplated by the Bridge Financing, or raise any capital in the Equity Financing transaction at all.

In order to allow sufficient time to finalize the definitive documents in connection with the Bridge Financing described above, the Company also has entered into a Twelfth Amending Agreement (the “Amendment and Waiver”) with Fédération des caisses Desjardins du Québec (“Desjardins”) with respect to the Amended and Restated Financing Offer dated as of April 5, 2023 (as amended, the “Desjardins Credit Facility”). Pursuant to previous amendments to the Desjardins Credit Facility, the Company and Desjardins had temporarily reduced the Company’s obligation to maintain an unencumbered cash balance (the “Minimum Cash Covenant”) from $5.0 million to the current requirement of $250,000 through August 14, 2024. Pursuant to the Amendment and Waiver, the Minimum Cash Covenant threshold of $250,000 will be extended through August 19, 2024, following which time it will be increased to $1.0 million until the earlier of the date of disbursement of an equity investment in the Company for a minimum gross proceeds amount of US$35.0 million (the “Short-Term Outside Date”) and November 15, 2024, and $5.0 million at all times after the earlier of the Short-Term Outside Date and November 15, 2024.

Any debt or equity securities to be offered and sold in the Bridge Financing transaction or in the Equity Financing transaction may not be registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or compliance with an applicable exemption from such registration requirements. This description of the Bridge Financing and Equity Financing shall not constitute an offer to sell or the solicitation of an offer to buy any securities in the Bridge Financing transaction or the Equity Financing transaction, nor shall here be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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Financial Highlights

			Change
	Q3-2024	Q3-2023	$	%
Revenues	1,423,416	1,417,584	5,832	0.4
Gross profit (loss)	537,435	(66,127)	603,562	(912.7)
Loss from operations	(10,331,234)	(8,480,090)	(1,851,144)	21.8
Finance costs, net	(2,876,593)	(4,147,267)	1,270,674	(30.6)
Loss before income taxes	(7,454,641)	(4,156,400)	(3,298,241)	79.4
Net loss and comprehensive loss	(7,454,641)	(4,156,400)	(3,298,241)	79.4
Net loss and comprehensive loss attributable to Shareholders of the Company	(7,454,641)	(3,875,384)	(3,579,257)	92.4
Loss per share
Net loss per common share (basic and diluted)	(0.25)	(23.12)	23	(98.9)
Weighted average common shares outstanding (basic and diluted)	29,453,615	167,610	29,286,005	17472.7
EBITDA (loss)(1)	(5,695,313)	(6,948,353)	1,253,040	(18.0)
Adjusted EBITDA (loss)(1)	(7,823,870)	(5,312,622)	(2,511,248)	47.3

			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Revenues	4,985,659	4,148,816	836,843	20.2
Gross profit (loss)	2,004,993	(1,478,603)	3,483,596	(235.6)
Loss from operations	(85,948,902)	(41,057,617)	(44,891,285)	109.3
Finance costs, net	(557,915)	(1,710,961)	1,153,046	(67.4)
Loss before income taxes	(85,300,922)	(39,050,953)	(46,249,969)	118.4
Net loss and comprehensive loss	(85,317,933)	(39,050,953)	(46,266,980)	118.5
Net loss and comprehensive loss attributable to Shareholders of the Company	(85,015,621)	(36,562,257)	(48,453,364)	132.5
Loss per share
Net loss per common share (basic and diluted)	(2.89)	(218.14)	215	(98.7)
Weighted average common shares outstanding (basic and diluted)	29,453,615	167,610	29,286,005	17472.7
EBITDA (loss)(1)	(78,990,357)	(39,004,695)	(39,985,662)	102.5
Adjusted EBITDA (loss)(1)	(24,118,724)	(27,821,716)	3,702,992	(13.3)

Key Factors Affecting LeddarTech’s Performance

Following our transition to the pure-play automotive software business model (“Pure Play business”), including the divestment of our modules and components businesses (“legacy businesses”), our revenues will no longer include revenues for the sale of LiDAR hardware and sensor components, and related servicing revenue. The revenues related to the legacy businesses represented $1.1 million for Q3-2024 compared to $1.4 million for Q3-2023, and $4.4 million for YTD Q3-2024 compared to $3.9 million for YTD Q3-2023. We expect to ship the remaining order for legacy business in Q4-2024.

Going forward, the Company’s financial position and results of operations will depend to a significant extent on our ability to (i) develop and expand commercial relationships with OEMs and Tier-1 suppliers, (ii) expand our ADAS market presence and benefit from regulatory mandates, (iii) leverage offroad vehicles and industrial markets and (iv) monetize potential for significant value in data collection. See sections entitled “Information About LeddarTech — Growth Strategies” and “Information About LeddarTech — Business Model” of the 2023 Annual report. Key factor affecting our performance are expected to include the number and nature of commercial agreements we enter into with Tier 1 suppliers and OEMs, negotiated payment arrangements prior to our solutions being included in production vehicles, and unit sales of production vehicles incorporating our solutions.

[1]	EBITDA (loss) and Adjusted EBITDA (loss) are non-IFRS financial measures. Refer to section entitled “Non-IFRS Financial Measures” for more details.

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To the extent we are able to develop and expand our commercial relationships with Tier 1 suppliers and OEMs, we anticipate that our future revenues will be primarily comprised of Non-Recurring Engineering services (“NRE”) revenues from completed Proof of Concept (“POC”) and Proof of Technology (“POT”) assessments, software evaluation sales based on unit sales, licensing fees, royalty payments on per unit sales and maintenance fees. Our software licensing business model is expected to generate licensing revenue based in part upon the number of vehicles using our solutions that are sold, as well as licensing rights to data created or collected by our solutions.

The Company has been subject to a covenant to maintain a minimum unencumbered cash balance of at least $5.0 million under the terms of the Desjardins Credit Facility, as more fully described below. In order for the Company’s anticipated financial resources to be sufficient to meet its capital requirements for the 12 months following the date hereof, the Company will need to raise additional capital, and if it raises an insufficient amount of capital, the Company will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations. In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses. See section entitled “Item 3.D Risk Factors — Risks Related to Our Business — The Company has limited sources of available liquidity following completion of the Business Combination and if it does not raise additional capital is expected to operate under an alternative operating plan. If the Company does not secure additional sources of capital, it will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations. A reduction in the Surviving Company’s operating costs may materially adversely affect the Company in a number of ways” of the 2023 Annual report.

Restructuring Activities

Potential Implementation of Cost Management Plan. As of June 30, 2024 the Company had a cash balance of approximately $5.7 million, of which approximately $5.7 million was unrestricted. As described above, the Company is currently required under the Desjardins Credit Facility (described below) to maintain a minimum cash balance of at least $250 thousand, which had been reduced from $5.0 million and, effective August 19, 2024, will be increased to $1.0 million, pursuant to amendments to the Desjardins Credit Facility as more fully described below under “Liquidity and Capital Resources – Financing Transactions – Amendments to the Desjardins Credit Facility”. Continued compliance with the terms of the Desjardins Credit Facility may require reaching an agreement with Desjardins to obtain further relief from the current minimum cash covenant.

The Company will need to raise substantial amounts of additional capital beyond the Bridge Financing, pursuant to the Equity Financing or otherwise. If we are unable to raise additional capital, we will not be able to remain in compliance with the covenants in our debt instruments or meet our debt service obligations. If we are successful in raising additional capital but in amounts insufficient to support normal business operations, we expect that the Company would need to implement a cost management plan as deemed necessary and appropriate so that it can manage compliance with the terms of any waiver or modified minimum cash balance requirement that it is able to negotiate with Desjardins. The company would then have to maintain operating costs at targeted levels to ensure operating costs will not exceed anticipated available liquidity. Such cost management actions may include a reduction in product development activities (a key driver of our cash expenditures), as well as potentially significant reductions in staffing and bonuses. If the cost management plan is fully implemented, we expect to incur cash charges of up to approximately $3.3 million in connection with the implementation of the cost management plan, primarily related to severance expense related to headcount reduction. If the Company is not successful in raising additional capital and/or is unable to satisfy the Minimum Cash Covenant or to agree with Desjardins to a reduction in the Minimum Cash Covenant, the cash available may not be sufficient to fully implement the cost management plan. See section entitled “Subsequent Event”.

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If implemented, the cost management plan would be expected to focus most of the Company’s resources (financial and human), on customer acquisition and design wins based on our existing software platform and the features we have released to date and less resources on continuous product improvement or new product development. Successfully executing on our operating and cost management plans and maintaining an adequate level of liquidity, however, will be subject to various risks and uncertainties, including how successful we are at achieving design wins and production contracts, our ability to manage expenses and the availability of additional sources of funding and/or ability to refinance existing funding. Our internal forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties. We expect to continue to generate significant operating losses in the foreseeable future. See section entitled “Item 3.D. – Key Information – Risk Factors — Risks Related to Our Business — The Company will likely have limited sources of available liquidity following completion of the Business Combination and if it does not raise additional capital is expected to operate under an alternative operating plan. If the Company does not secure additional sources of capital, it will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations. A reduction in the Company’s operating costs may materially adversely affect the Company in a number of ways” of the 2023 Annual report.

Components of Results of Operations

Revenues. Historically, our revenue has been generated from the sale of products LiDAR hardware and sensor components, and related servicing revenue. Following our transition to the pure-play automotive software business model, our revenues will no longer include revenues from these businesses (legacy businesses), and we expect our revenues to be primarily comprised of non-recurring engineering revenues, software sales based on unit sales, licensing fees and maintenance fees.

Gross Profit. Gross profit represents our total revenues, less cost of sales, which historically have consisted of materials, equipment and salaries and related expenses. Following our transition to the pure-play automotive software business model, we expect our cost of goods sold to be primarily comprised of salaries and related expenses, data acquisition and storage fees.

Operating expenses. Operating expenses have historically been comprised of selling, general and administrative, stock-based compensation and research and development costs. Following our transition to the pure-play automotive software business model, we expect our operating expenses to be comprised of the same items.

Other (income) costs. Other (income) costs historically have been comprised of grant revenue and costs. Following our transition to the pure-play automotive software business model, we expect our Other (income) costs to be primarily comprised of the same items.

Results of Operations

Comparison of three-month and nine-month periods Ended June 30, 2024 and 2023

Revenues

			Change
	Q3-2024	Q3-2023	$	%
Products	1,052,725	1,350,014	(297,289)	(22.0)
Services	370,691	67,570	303,121	448.6
Total	1,423,416	1,417,584	5,832	0.4

			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Products	4,410,456	3,915,563	494,893	12.6
Services	575,203	233,253	341,950	146.6
Total	4,985,659	4,148,816	836,843	20.2

Total revenues for Q3-2024 and Q3-2023 remained the same at $1.4 million. The revenues from services increased by $0.3 million or 448.6% as compared to Q3-2023 partly offset by lower revenues from products of $0.3 million or 22.0%. The decrease of products revenues is mainly attributable to the delay to acquire the components necessary to complete the firm orders. The increase of $0.3 million in revenues from services compared to Q3-2023 is primarily a result of higher engineering services rendered to strategic external collaborators during the process of developing our ADAS software during Q3-2024.

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For YTD Q3-2024, total revenues were $5.0 million, an increase of $0.8 million or 20.2% as compared to YTD Q3-2023. This increase is mainly due to higher revenues from products of $0.5 million or 12.6% as compared to YTD Q3-2023 and higher revenues from services of $0.3 million or 146.6%.

Revenue breakdown between the Pure Play business and the legacy businesses are as follows:

	Q3-2024			Q3-2023
		Legacy			Legacy
	Pure Play	Businesses	Total	Pure Play	Businesses	Total
NRE	370,691		370,691	67,570		67,570
Sales and other revenue		1,052,725	1,052,725		1,350,014	1,350,014
Total Revenues	370,691	1,052,725	1,423,416	67,570	1,350,014	1,417,584

	YTD Q3-2024			YTD Q3-2023
		Legacy			Legacy
	Pure Play	Businesses	Total	Pure Play	Businesses	Total
NRE	575,203		575,203	233,253		233,253
Sales and other revenue		4,410,456	4,410,456		3,915,563	3,915,563
Total Revenues	575,203	4,410,456	4,985,659	233,253	3,915,563	4,148,816

Gross profit (loss)

			Change
	Q3-2024	Q3-2023	$	%
Gross profit (loss)	537,435	(66,127)	603,562	912.7
As a percentage of total revenues	37.8%	-4.7%		42.4

			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Gross profit (loss)	2,004,993	(1,478,603)	3,483,596	235.6
As a percentage of total revenues	40.2%	-35.6%		75.9

For Q3-2024, the gross profit was $0.5 million compared to a gross loss of $0.1 million for Q3-2023. This increase of gross profit of $0.6 million or 912.7% as compared to Q3-2023 is primarily attributable to write-down on inventories of $1.4 million Q3-2023 partly offset by a recovery of an onerous contracts expense recorded in a prior period of $0.8 million.

For YTD Q3-2024, the gross profit was $2.0 million compared to a gross loss of $1.5 million for YTD Q3-2023. This increase of gross profit of $3.5 million or 235.6% as compared to YTD Q3-2023 is primarily attributable to the decrease of onerous contracts expense and write-down on inventories loss for a total of $2.6 million in YTD Q3-2024 compared to YTD Q3-2023 and the positive impact of the increase of revenues in YTD Q3-2024 compared to YTD Q3-2023.

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Operating expenses

			Change
	Q3-2024	Q3-2023	$	%
Marketing and product management	999,628	787,231	212,397	27.0
Selling	778,597	219,180	559,417	255.2
General and administrative	4,352,690	4,099,533	253,157	6.2
Research and development costs	1,855,937	1,516,343	339,594	22.4
Stock-based compensation	2,881,817	539,407	2,342,410	434.3
Listing expenses	-	-	-	0.00
Transaction costs	-	719,100	(719,100)	(100.0)
Restructuring costs	-	533,169	(533,169)	(100.0)
Impairment loss related to intangible assets	-	-	-	0.0
Total	10,868,669	8,413,963	2,454,706	29.2

			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Marketing and product management	3,323,632	3,034,192	289,440	9.5
Selling	2,421,239	2,182,320	238,919	10.9
General and administrative	14,275,520	13,121,264	1,154,256	8.8
Research and development costs	6,686,031	10,115,381	(3,429,350)	(33.9)
Stock-based compensation	(300,076)	1,659,017	(1,959,093)	(118.1)
Listing expenses	59,139,572	-	59,139,572	100.0
Transaction costs	2,407,977	1,589,703	818,274	51.5
Restructuring costs	-	2,085,698	(2,085,698)	(100.0)
Impairment loss related to intangible assets	-	5,791,439	(5,791,439)	(100.0)
Total	87,953,895	39,579,014	48,374,881	122.2

Marketing and product management

For Q3-2024, marketing and product management expenses were $1.0 million compared to $0.8 million for Q3-2023. The increase of $0.2 million or 27.0% as compared to Q3-2023 is primarily attributable to higher advertising expenses and higher employee compensation costs, partially offset by lower consulting fees.

For YTD Q3-2024, marketing and product management expenses were $3.3 million compared to $3.0 million for YTD Q3-2023. The increase of $0.3 million or 9.5% as compared to YTD Q3-2023 is primarily attributable to higher marketing consulting fees and salaries, partly offset by lower tradeshow expenses, advertising expenses and traveling expenses.

Selling

For Q3-2024, selling expenses were $0.8 million compared to $0.2 million for Q3-2023. The increase of $0.6 million or 255.2% as compared to Q3-2023 is primarily attributable to higher employee compensation expense, traveling expenses and commission.

For YTD Q3-2024, selling expenses were $2.4 million compared to $2.2 million, an increase of $0.2 million or 10.9% as compared to YTD Q3-2023, primarily attributable to the increase of employee compensation expenses, partly offset by traveling expenses.

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General and administrative

For Q3-2024, general and administrative expenses were $4.4 million compared to $4.1 million for Q3-2023. The increase of $0.3 million or 6.2% as compared to Q3-2023 is primarily attributable to higher employee compensation expenses, directors and officers insurance expenses and telecommunication expenses, partly offset by lower accounting and legal professional fees.

For YTD Q3-2024, general and administrative expenses were $14.3 million compared to $13.1 million for YTD Q3-2023. The increase of $1.2 million or 8.8% as compared to YTD Q3-2023 is primarily attributable to higher employee compensation expenses, directors and officers insurance expenses and telecommunication expenses, partly offset by lower accounting and legal fees.

Research and development costs

Research and development costs were $1.9 million for Q3-2024 compared to $1.5 million in Q3-2023. This increase of $0.3 million or 22.4% is primarily attributable to higher subcontracting services and software expenses, partly offset by lower employee compensation expenses due to management’s decision to discontinue the LiDAR components business.

For YTD Q3-2024, research and development costs were $6.7 million compared to $10.1 million in YTD Q3-2023. This decrease of $3.4 million or 33.9% is primarily attributable to the decrease of salaries due to management’s decision to discontinue the LiDAR components business, higher capitalisation of R&D projects costs, traveling, partly offset by higher subcontracting services.

Stock-based compensation

Immediately prior to the acquisition of Prospector, the Company adopted an Equity Incentive Plan (the “Plan”) for certain qualified directors, executive officers, employees and consultants. This Plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Plan shall not exceed 5,000,000 shares at any time. The Plan will provide for the grant of unvested Company Common Shares, (i) share options (“options”), (ii) restricted share units (“RSUs”), (iii) deferred share units (“DSUs”) and (iv) performance share units (“PSUs”). Various vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

For Q3-2024, the stock-based compensation expense was $2.9 million compared to $0.5 million for Q3-2023. This increase of $2.3 million or 434.3% in Q3-2024 as compared to Q3-2023 is primarily due to the adoption of the Plan and the first grants of awards occurred during Q2-2024.

For YTD Q3-2024, the stock-based compensation was an economy of $0.3 million compared to an expense of $1.7 million, a decrease of $2.0 million or 118.1% as compared to Q3-2023 YTD. This decrease is primarily due to a $6.0 million gain on modification of the stock options realized in Q1-2024, in relation with the acquisition of Prospector and to the Plan of Arrangement. This gain is partially offset by the compensation costs recognised following the adoption of the Plan and the initial grant during Q2-2024.

For additional information of stock-based compensation, refer to Notes 3 and 10 of the Q3-2024 consolidated financial statements.

Listing expenses

The listing expenses of $59.1 million for YTD Q3-2024, as compared to nil for YTD Q3-2023, represents the difference between the fair value of the Common Shares and Class A Non-Voting Special Shares issued to the shareholder of Prospector, net of the fair value of the assets acquired and liability assumes, which includes Public Warrants, Private Warrants and Vesting Sponsor Warrants. For additional information, refer to Note 3 of the Q3-2024 consolidated financial statements.

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Transaction costs

Transaction costs for Q3-2024 is nil and $2.4 million for YTD Q3-2024, as compared to $0.7 million for Q3-2023 and to $1.6 million for YTD Q3-2023, were fees related to Business Combination. Refer to section entitled “Business Combination and Public Company Costs” for more details.

Restructuring costs

In respect with the initiatives related to the LeddarTech’s transition into a pure-play automotive software business model, restructuring costs of $0.5 million were incurred in Q3-2023 and $2.1 million in YTD Q3-2023.

Other (income) costs

Other (income) costs are composed of grant revenues and finance costs. The grant revenues were nil for Q3-2024 compared to a revenue of $0.2 million for Q3-2023. For YTD Q3-2024, a revenue of $0.1 million was recorded compared to a revenue of $0.3 million for YTD Q3-2023.

A net finance income of $2.9 million for Q3-2024 compared to $4.1 million for Q3-2023 and a net finance income of $0.6 million for YTD Q3-2024 as compared to $1.7 million for YTD Q3-2023. These variations were primarily due to the following items. Refer to Note 14 of LeddarTech’s Q3-2024 consolidated financial statements for more details.

			Change
	Q3-2024	Q3-2023	$	%
Interest expenses (income)	1,514,240	(3,997,418)	5,511,658	137.9
Loss (gain) on revaluation of financial instruments carried at fair value	(5,408,508)	(14,554)	(5,393,954)	37061.7
Other	1,017,675	(135,295)	1,152,970	(852.2)
Finance (income) costs, net	(2,876,593)	(4,147,267)	1,270,674	(30.6)

			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Interest expenses (income)	5,164,857	(1,815,429)	6,980,286	384.5
Loss (gain) on revaluation of financial instruments carried at fair value	(6,487,105)	(14,554)	(6,472,551)	44,473
Other	764,333	119,022	645,311	542.2
Finance (income) costs, net	(557,915)	(1,710,961)	1,153,046	(67.4)

●	Interest expenses: The increase of $5.5 million or 137.9% in Q3-2024 as compared to Q3-2023 ($7.0 million or 384.5% increase for YTD Q3-2024 as compared to YTD Q3-2023) was mainly due to a gain of $6.0 million on modification and settlement of certain loans recognized in Q3-2023 partly offset by the increase of interest expense, net of the increase of capitalized borrowing costs. A gain Refer to “Liquidity and Capital Resources” section for more details.

●	Loss (gain) on revaluation of instruments carried at fair value: The gain of $5.4 million of change in revaluation of financial instruments carried at fair value for Q3-2024 and the gain of $6.5 million YTD Q3-2024 was mainly attributable to the remeasurement of warrant liability and conversion options which is inversely correlated with the Company’s Common Share trading price.

●	Other: The increase of other of $0.6 million for Q3-2024 ($0.06 million for YTD Q3-2024) was mainly due to an unfavorable foreign exchange impact, partially offset by a net gain on lease modifications in Q1-2024 and Q2-2024.

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Net Loss and comprehensive lost

			Change
	Q3-2024	Q3-2023	$	%
Net loss and comprenhensive loss	(7,454,641)	(4,156,400)	(3,298,241)	79.4

			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Net loss and comprenhensive loss	(85,317,933)	(39,050,953)	(46,266,980)	118.5

For Q3-2024, the net loss was $7.5 million compared to a net loss of $4.2 million for Q3-2023. This increase of net loss of $3.3 million or 79.4% as compared to Q3-2023 is primarily attributable to the following elements:

●	the increase of operating expenses of $2.5 million, mainly due to higher stock-based compensation expenses and selling expenses, partly offset by lower transaction costs and lower restructuring costs; and

●	the increase of finance costs of $1.3 million, mainly due to higher interest expenses partly offset by the gain on revaluation of financial instruments carried at fair value recognized in Q3-2024;

partly offset by,

●	the increase of the gross margin of $0.6 million is primarily attributable to write-down on inventories of $1.4 million Q3-2023 partly offset by a recovery of an onerous contracts expense recorded in a prior period of $0.8 million.

For YTD Q3-2024, the net loss was $85.3 million compared to a net loss of $39.1 million for YTD Q3-2023. This increase of net loss of $46.3 million or 118.5% as compared to YTD Q3-2023 is primarily attributable to the increase of operating expenses of $48.4 million for YTD Q3-2024, partly offset by the positive impact on gross profit of the increase of revenues in YTD Q3-2024 compared to YTD Q3-2023. As previously mentioned, the increase of operating expenses of $48.4 million for YTD Q3-2024 compared to YTD Q3-2023 is mainly due the listing expenses of $59.1 million for the business combination occurred in Q1-2024, partly offset by the decrease for YTD Q3-2024 of research and development costs of $3.4 million, stock-based compensation expenses of $2.0 million and restructuring costs of $2.1 million, and the impairment loss related to intangible assets recognized in YTD Q3-2023.

Refer to sections entitled “Operating expenses” and “Other (income) costs” for more details.

EBITDA (loss) (1) and Adjusted EBITDA (loss) (1)

			Change
	Q3-2024	Q3-2023	$	%
EBITDA (loss)	(5,695,313)	(6,948,353)	1,253,040	(18.0)
Adjusted EBITDA (loss)	(7,823,870)	(5,312,622)	(2,511,248)	47.3

			Change
	YTD Q3-2024	YTD Q3-2023	$	%
EBITDA (loss)	(78,990,357)	(39,004,695)	(39,985,662)	102.5
Adjusted EBITDA (loss)	(24,118,724)	(27,821,716)	3,702,992	(13.3)

For Q3-2024, the EBITDA (loss) was $5.7 million compared to an EBITDA (loss) of $6.9 million for Q3-2023. This increase of EBITDA (loss) of $1.3 million or 18.0% as compared to Q3-2023 is primarily attributable to the gain of $5.4 million of change in revaluation of financial instruments carried at fair value for Q3-2024 and by the positive impact on gross profit of the increase of revenues for Q3-2024, partly offset by the increase for Q3-2024 of operating expenses.

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For YTD Q3-2024, the EBITDA (loss) was $78.9 million compared to an EBITDA (loss) of $39.0 million for YTD Q3-2023. This increase of EBITDA (loss) of $40.0 million or 102.5% compared to YTD Q3-2023 is primarily attributable to the listing expenses of $59.1 million for the business combination in Q1-2024, partly offset by the positive impact on gross profit of the increase of revenues YTD Q3-2024 compared to YTD Q3-2023, the impairment lost related to intangible assets of $ 5.8 million recognized for YTD Q2-2023 and by the gain of $5.4 million of change in revaluation of financial instruments carried at fair value for Q3-2024

For Q3-2024, the Adjusted EBITDA (loss) was $7.8 million compared to an Adjusted EBITDA (loss) of $5.3 million for Q3- 2023. This increase of Adjusted EBITDA (loss) of $2.5 million or 47.2% in Q3-2024 as compared to Q3-2023 is primarily attributable to the increase in selling expenses of $0.6 million, the increase of research and development costs of $0.3 million, the increase of general and administrative expenses of $0.3 million, partly offset by the positive impact on gross profit of the increase of revenues in Q3-2024.

For YTD Q3-2024, the Adjusted EBITDA (loss) was $24.1 million compared to an Adjusted EBITDA (loss) of $27.8 million for YTD Q3-2023. This increase of Adjusted EBITDA (loss) of $3.7 million or 13.3% compared to YTD Q3-2023 is primarily attributable to the positive impact on gross profit of the increase of revenues in YTD Q3-2024 and the decrease of research and development costs of $3.4 million for YTD Q3-2024, partly offset by the increase of general and administrative expenses of $1.2 million for YTD Q3-2024.

Selected Financial Position Information

The following table presents selected financial information from the consolidated Statements of Financial Position as of June 30, 2024 and September 30, 2023.

Selected Financial Position Information

	June 30,	September 30,
As of	2024	2023
Total assets	85,931,355	72,170,407
Non-current financial liabilities
Long-term debt	77,712,057	47,725,583
Redeemable stock options	-	6,102,496
Government grant liabilities	1,078,762	899,489
Total	78,790,819	54,727,568

The increase of total assets of $13.8 million from September 30, 2023 to June 30, 2024 is mainly attributable to the increase of intangible assets of $16.7 million, explained by capitalized development costs, an increase of prepaid expenses of $1.1 million, partially offset by a reduction of accounts receivable, government assistance and R&D tax credits receivable and right-of-use assets of $2.1 million, $1.3 million and $1.1 million respectively. Refer to the “Liquidity and Capital Resources” section for more details on cash variations.

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The increase of non-current financial liabilities of $24.1 million from September 30, 2023 to June 30, 2024 is attributable to the increase of convertible loans of $28.3 million and an increase of the term loan of $2.2 million, partly offset by the decrease in the credit facility of $0.5 million and a decrease in the redeemable stock options of $6.1 million due to the modification of the stock options in Q1-2024. Refer to the “Liquidity and Capital Resources” section for more details.

Liquidity and Capital Resources

Summary of the Consolidated Statements of cash Flows

Comparison of nine-month periods Ended June 30, 2024 and 2023

			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Net cash flows related to operating activities	(36,317,356)	(26,179,037)	(10,138,319)	38.7
Net cash flows related to investing activities	(8,684,889)	(9,157,341)	472,452	(5.2)
Net cash flows related to financing activities	45,641,290	21,994,701	23,646,589	107.5
Effect of foreign exchange on cash	37,777	(394,519)	432,296	(109.6)
Net increase (decrease) in cash	676,822	(13,736,196)	14,413,018	(104.9)
Cash, beginning of year	5,056,040	32,025,899	(26,969,859)	(84.2)
Cash, end of period	5,732,862	18,289,703	(12,556,841)	(68.7)

Operating Activities

For YTD Q3-2024, net cash outflows related to operating activities were $36.3 million, compared to $26.2 million for Q3-2023. The increase of $10.1 million or 38.7% in net cash outflows related to operating activities was primarily due to the unfavorable net change in non-cash working capital of $15.3 million during the YTD Q3-2024 in comparison with YTD Q3-2023, partly offset by the decrease of research and development costs included in the net loss and comprehensive loss in YTD Q3-2024.

Investing Activities

For YTD Q3-2024, net cash flows related to investing activities were $8.7 million compared to $9.2 million for YTD Q3-2024. The decrease of net cash flows related to investing activities of $0.5 million or 5.2% is primarily explained by the R&D tax credit of $1.5 million received in Q1-2024, partly offset by the increase of additions to intangible assets.

Financing Activities

For YTD Q3-2024, net cash flows related to financing activities were $45.6 million compared to $22.0 million for YTD Q2-2024. This increase of $23.6 million is primarily due to the issuance of convertible notes, net of debt issuance costs, of $29.5 million in Q1-2024 and to the cash acquired from a reverse asset acquisition of $19.5 million during Q1-2024 offsetted by the net proceeds from a debt issuance of $27.0 million during Q3-2023. Refer to Note 3 of LeddarTech’s Q3-2024 consolidated financial statements for more details.

Liquidity and capital management

Since inception, LeddarTech has incurred cumulative losses from operations and negative cash flows from operating and investing activities and had an accumulated deficit of $563.0 million as of June 30, 2024, primarily driven by our investments in research and development activities, including fusion perception technologies, and our operating costs supporting our discontinued modules and components business. LeddarTech realized net losses of $7.5 million for Q3-2024 and of $4.2 million for Q3-2023. Net losses for YTD Q3-2024 represented $85.3 million compared to $39.1 million for YTD Q3-2023.

For YTD Q3-2024, LeddarTech had net cash outflows related to operating and investing activities amounting to $36.3 million and $8.7 million respectively, compared to $26.2 million and $9.2 million in YTD Q3-2023, respectively. LeddarTech expects to continue to realize net losses and net negative cash flows from operations in the near term. LeddarTech’s principal sources of liquidity have been the issuance of equity, convertible notes and loans from third parties.

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As of June 30, 2024, LeddarTech had total liabilities of $97.2 million, including $14.5 million in accounts payable, $28.3 million outstanding on the Desjardins Term Loan (credit facility), $39.6 million outstanding on the convertible notes issued as part of the PIPE Financing, $9.9 million outstanding under the IQ Loan Agreement (term loan), $2.5 million of lease liabilities, $1.7 million of government grant liabilities and total shareholders’ deficiency (total assets less total liabilities) of $11.3 million. For more details, refer to “Financing Transactions” section and to Notes 6, 7 and 9 of LeddarTech’s Q3-2024 consolidated financial statements.

Need for Additional Capital – Bridge Financing

The Company has limited sources of liquidity. As of June 30, 2024, the Company had a cash balance of $5.7 million, which had been reduced to $1.5 million on August 9, 2024.

In order to address its near-term liquidity needs, the Company has reached an agreement in principle with several of its principal shareholders and its principal lender pursuant to which such parties would fund the Company with an aggregate of US$9.0 million in bridge debt financing (the “Bridge Financing”). The Bridge Financing is intended to support the Company’s ability to satisfy its near-term liquidity needs while the Company continues to progress its discussions, including with certain potential strategic investors, to secure US$35.0 million or more in an additional equity capital (the “Equity Financing”). See “Recent Developments - Bridge Financing and Waiver under Desjardins Credit Facility” above.

The Company will need to raise substantial amounts of additional capital in addition to the Bridge Facility, pursuant to the Equity Financing or otherwise. If the Company is unable to raise additional capital, it will not be able to remain in compliance with the covenants in its debt instruments or meet its debt service obligations. If we are successful in raising additional capital but in amounts insufficient to support its normal operations, the Company will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations.

The Company has developed a flexible and scalable cost management plan to be implemented to the extent deemed necessary and appropriate so that LeddarTech can maintain operating costs at targeted levels (through strict cost control and budgeting discipline) to ensure operating costs will not exceed anticipated available liquidity. The cost management plan includes the possibility of significant reduction in product development expenditures, significant headcount reductions, and compensation adjustments. The extent to which the cost management plan would need to be implemented will be dependent upon several factors, including scope and terms of any forbearance agreement, waiver, amendment to, or relief from, the minimum cash covenant applicable to LeddarTech and the amount and extent to which the Company is able to raise additional capital in a timely manner, if at all.

It is expected that LeddarTech will need to implement the cost management plan to some degree if it is not successful in its efforts to raise sufficient amounts of additional capital, and depending on the level of relief from the minimum cash covenant LeddarTech is able to negotiate with its lender. Implementation of the cost management plan, if necessary, may materially adversely affect LeddarTech in a number of ways, and would exacerbate risks to which LeddarTech is already subject. For example, a reduction in product development expenditures and headcount reductions may materially limit LeddarTech’s ability to complete, test and offer to the market a comprehensive suite of integrated features and services, and if LeddarTech is only able to offer a limited suite of features and services, it will be less likely to realize the full revenue and profitability potential of its solutions and less able to effectively compete in its targeted markets. Implementation of the cost management plan may also significantly reduce the number of Tier 1 and OEM customers that LeddarTech would be able to support, which in turn would be expected to have a material adverse effect on its revenue and potential profitability.

Pursuant to the Company’s cost management plan, in the event the Company does not raise sufficient additional capital, we expect that LeddarTech will reduce its employee headcount. Such headcount reduction would result in a substantial decrease in the number of Company employees to the extent the cost management plan is fully implemented. The extent of any headcount reduction will be based primarily on management’s assessment of available liquidity, key operating and business needs, and prevailing conditions at the time. Any significant reduction in headcount has the potential to materially adversely affect our operations and future operating results, including by:

●	delaying our ability to timely deliver operational software solutions to our target customers;

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●	impairing our ability to obtain requisite industry certifications, which would then need to be obtained by the Tier 1 or OEM customer;

●	restricting our ability to calibrate and configure our software solutions for more than one set of sensor types, which may make our solutions less appealing to our customers and delay our ability to sell our software solutions to a broad range of Tier 1 and OEM customers;

●	delaying our ability to expand the domain capabilities of our software solutions, such as being able to market our software solution for use in snow conditions without additional software capabilities being added to our solutions, which we would be unable to do on the same time frame as if we had not reduced our headcount; and

●	further limiting our revenue opportunities due to the fact that a reduced headcount would constrain our ability to service a desired number of Tier 1 and OEM customers.

Each of these potential consequences of any headcount reductions could adversely affect the marketability of our software solutions and the timing and extent of our ability to generate revenue. Additionally, significant headcount reductions may adversely impact our accounting and finance function and make it more difficult to remediate existing significant deficiencies and material weaknesses. Reductions in headcount also will result in immediate severance and other cash costs, which could be significant and may therefore reduce the effectiveness and objectives of our cost management plan in the short-term. Realization of any of these consequences of a headcount reduction could materially adversely affect our business, results of operations, and financial condition.

Further, a reduction in headcount across LeddarTech may adversely affect LeddarTech’s ability to timely prepare and publish accurate financial information, develop effective internal controls over financial reporting and remediate existing significant deficiencies and material weaknesses (or identify significant deficiencies and material weaknesses in the future). In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses.

Pursuant to the terms of the Minimum Cash Covenant in the Desjardins Credit Facility, LeddarTech has been required to maintain a minimum unencumbered cash balance of $5.0 million. Pursuant to amendments to the Desjardins Credit Facility more fully described below under the caption “Financing Transactions – Amendments to the Desjardins Credit Facility,” the Minimum Cash Covenant had been reduced to $ 250,000 through August 19, 2024 to give the Company sufficient time to finalize the definitive documentation for the Bridge Financing.

LeddarTech may in the future be unable to comply with the Minimum Cash Covenant, absent an agreement by the lender to further amend, waive or otherwise provide relief from the Minimum Cash Covenant, unless it raises additional capital and/or is able to successfully implement its cost management plan. If LeddarTech is unable to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins, or following receipt of any such relief is nonetheless unable to comply with its terms, and as a result LeddarTech were to fail to comply with such Minimum Cash Covenant, Desjardins would have the right to declare the Desjardins Term Loan to be due and payable, and if it elected to do so, approximately $89.6 million aggregate principal amount of indebtedness of LeddarTech (including the PIPE Convertible Notes) plus payment in kind (PIK) interest accrued on the PIPE Convertible Notes would also be subject to acceleration. While LeddarTech may seek additional financing to avoid or cure such an outcome or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In such circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in LeddarTech’s Common Shares could lose all or a substantial part of their investment.

Financing Transactions

Set forth below is a summary description of recent financing transactions. Refer to Notes 3, 6, 7 and 9 of LeddarTech’s Q3-2024 consolidated financial statements for more details.

Convertible loan

On June 12, 2023, concurrently with the execution of the BCA described in “Business Combination and Public Company Costs” section, LeddarTech entered into the Subscription Agreement with certain investors, including the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase the PIPE Convertible Notes in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”).

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The Tranche A subscription was completed in June 2023 and July 2023. Tranche B-1 was completed in October 2023 with the remaining Tranche B-2 completed at closing of the BCA.

PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive 8,553,434 Common Shares upon the closing of the Business Combination. For more details, refer to “Liquidity and Capital Resources” section of the annual MD&A of the Company for FY2023, FY2022 and FY2021.

The Agreement contains customary covenants that provide for, among other things, limitations on indebtedness and fundamental changes, and reporting requirements.

Amendments to the Desjardins Credit Facility

A series of amendments were made to the Credit Facility on October 13, 2023 (Fourth Amendment), October 20, 2023 (Fifth Amendment), October 31, 2023 (Sixth Amendment) and December 8, 2023 (Seventh Amendment). These amendments modified the existing terms of the Desjardins Credit Facility to facilitate completion of the Business Combination by, among other things, to (i) extending the latest date on which the Tranche B of the SPAC Offering must be funded to December 22, 2023, (ii) extending the date on which the payment of interest for the months of October and November 2023 may be made, (iii) reducing the Minimum Cash Covenant for the period from the date of the disbursement of the Tranche A of the SPAC Offering until October 31, 2023 from $2.5 million to $1.5 million, to $0 until the DE-SPAC date and from $10.0 million to $5.0 million at all times after the DE-SPAC date and (iv) increasing the aggregate principal amount of the PIPE financing to a minimum of $44.0 million.

In conjunction with the Credit Facility October 2023 Amendments, LeddarTech issued to Desjardins warrants to purchase Company Common Shares at $0.01 per share, which warrants were assumed by the Company and were exercised by Desjardins on May 16, 2024 for 250,000 Company Common Shares at $0.01 per share.

The warrants were recorded as a reduction of the Credit Facility, with a corresponding increase in Reserve – Warrants in Equity of $1.6 million.

The Desjardins Credit Facility was further amended on July 5, 2024 (Ninth Amendment), July 26, 2024 (Tenth Amendment), August 5, 2024 (Eleventh Amendment) and August 14, 2024 (Twelfth Amendment) to reduce the Minimum Cash Covenant to (i) $3.5 million from July 4, 2024 to July 6, 2024, (ii) $1.8 million from July 7, 2024 to July 26, 2024, (iii) $1.3 million from July 27, 2024 to August 5, 2024, (iv) $250,000 from August 6, 2024 to August 19, 2024, (v) $1.0 million from August 19, 2024 to the earlier of the Short-Term Outside Date (as defined below) and November 15, 2024, and (vi) thereafter to $5.0 million. Desjardins also agreed, pursuant to the terms of the Eleventh Amendment, to temporarily postpone payment of interest for the months of July, August, September and October 2024 until the earlier of the earlier of (x) the date of disbursement of an equity investment in the Company for a minimum gross proceeds amount of US$35,000,000 (the “Short-Term Outside Date”) and (y) November 15, 2024.

Warrant liabilities

Upon close of the acquisition of Prospector, the Company assumed through the Transactions, public warrants, private warrants and vesting sponsor warrants (“Public Warrants”, “Private Warrants” and “Vesting Sponsor Warrants”, collectively “the Warrants”) in connection with the BCA and plan of arrangement. There is no transaction and no change in fair value of all warrants during the period.

Refer to notes 3 and 7 of LeddarTech’s Q3-2024 consolidated financial statements for more details.

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Capital stock

The Company is authorized to issue an unlimited number of common shares, without par value, an unlimited number of Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares and an unlimited number of preferred shares issuable in series.

Following the consummation of the Business Combination, there were approximately(i) 28,770,930 Common Shares outstanding; (ii) 2,031,250 Class A Non-Voting Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding, and (viii) no preferred shares outstanding.

As of June 30, 2024 the Company held no common shares as treasury shares.

Upon close of the acquisition of Prospector, the Company issued through the Transactions, Class A non-voting special shares to Prospector Sponsor in connection with the BCA and plan of arrangement. The Class A non-voting special shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing.

On December 21, 2023, LeddarTech shareholders were issued Earnout Non-Voting Special Shares consisting of 999,963 Class B Non-Voting Special Shares, 999,963 Class C Non-Voting Special Shares, 999,963 Class D Non-Voting Special Shares, 999,963 Class E Non-Voting Special Shares and 999,963 Class F Non-Voting Special Shares.

The Earnout Non-Voting Special Shares were valued at the time of issuance at per share amounts ranging from $3.78 (US$2.84) to $5.22 (US$3.93) based on option pricing models that consider the vesting terms of the instruments issued.

Refer to Notes 3 and 9 of LeddarTech’s Q3-2024 consolidated financial statements for more details.

Redeemable stock options

The redeemable stock options, representing a non-current liability of $6.1 million as at September 30, 2023, were exercisable at any moment on or after the 10th anniversary of each plan (MSOP, MSOP II and MSOP III) or prior to this date if an IPO or Liquidation event occurs. As a part of the transaction, the redeemable stock options were converted into new non-redeemable stock options, representing a gain on modification of stock options of $6.0 million for Q1-2024.

Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to various risks in relation to financial instruments. The main types of risks are foreign exchange risk, interest rate risk and liquidity risk. The Company currently does not use financial derivative instruments to manage these risks. While LeddarTech could enter into hedging contracts from time to time, any change in the cash flow and the fair value of the contracts may be offset by changes in the underlying value of the transactions being hedged. For more details refer to Note 28 of the audited annual consolidated financial statements of the Company for FY2023, FY2022 and FY2021.

Foreign exchange risk

Since the Company operates internationally, it is exposed to foreign exchange risk as a result of potential exchange rate fluctuations related to non-intragroup transactions and the financing of the development activities of its subsidiary VayaVision who operates in Israeli using mainly USD and NIS currencies. Fluctuations in the Canadian dollar and the exchange rates could have potentially significant impact on the Company’s results of operations.

Interest rates

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term debt obligations with floating interest rates as described in the section entitled “Liquidity and Capital Resources” section. The Company is also exposed to change in fair value of financial instruments with fixed interest rates.

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Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due or can only do so at excessive cost. The Company manages this risk by maintaining detailed cash forecasts and long-term operating and strategic plans. The adequacy of liquidity is assessed in view of operational needs, sales forecasts and maturity of indebtedness. The Company is confident that the future cash flows from operations and cash will allow for the realization of assets and settlement of liabilities in the normal course of business as they become due. The Company also continually monitors any financing opportunities to optimize its capital structure.

Accounting and disclosure matters

Significant accounting judgments, estimates and assumptions

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the amounts of revenue, expenses, assets and liabilities and the accompanying disclosures. Actual results could differ significantly from these estimates.

The key judgments, estimates and assumptions that have a risk of causing a material adjustment to the carrying value of certain assets and liabilities are related to:

●	Development costs;

●	Government grant liability;

●	Stock-based compensation;

●	Recoverable amount of a group of assets of a CGU; and

●	Estimates for debt, including bifurcation.

For a more detailed discussion on these areas requiring the use of management estimates, judgments, and assumptions, please refer to Note 3 to LeddarTech’s audited annual consolidated financial statements and the annual MD&A of the Company at and for FY2023, FY2022 and FY2021.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, LeddarTech is an emerging growth company. As such, LeddarTech is eligible for and relies on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

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LeddarTech will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of the fiscal year in which it has total annual gross revenue of US$1.07 billion or more during such fiscal year (as indexed for inflation), (ii) the date on which it has issued more than US$1 billion in non-convertible debt in the prior year period, (iii) the last day of the fiscal year following the fifth anniversary of the Prospector’s initial public offering, or (iv) when it has qualified as a “large accelerated filer,” which refers to when it (1) has an aggregate worldwide market value of voting and shares of common equity securities held by non-affiliates of US$700 million or more, as of the last business day of its most recently completed second fiscal quarter, (2) has been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act, for a period of at least twelve calendar months, (3) has filed at least one annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, and (4) is not eligible to use the requirements for “smaller reporting companies,” as defined in the Exchange Act.

Non-IFRS financial measures

EBITDA and Adjusted EBITDA are non-IFRS financial measures. A non-IFRS financial measure is a financial measure used to depict our historical or expected future financial performance, financial position or cash flow and, with respect to its composition, either excludes an amount that is included in, or includes an amount that is excluded from, the composition of the most directly comparable financial measure disclosed in Company’s consolidated primary financial statements.

In Q2-2024, the Company started to use these two new non-IFRS financial measures because we believe these non-IFRS financial measures are reflective of our ongoing operating results and provide readers with an understanding of management’s perspective on and analysis of our performance.

Below are descriptions of the non-IFRS financial measures that we use to explain our results as well as reconciliations to the most directly comparable IFRS financial measures.

EBITDA (loss) is calculated as net earnings (loss) before interest expenses (income), deferred income taxes, depreciation of property and equipment, depreciation of right-of-use assets and amortization of intangible assets. The Company believes that EBITDA (loss) is a meaningful measurement since it is a key measure used to evaluate performance at a consolidated level. EBITDA (loss) is commonly reported and widely used by investors and lending institutions as an indicator of a company’s operating performance. EBITDA (loss) should not be considered as an alternative to net loss in measuring performance, nor should it be used as a measure of cash flow.

Adjusted EBITDA (loss) is calculated as EBITDA (loss), adjusted for foreign exchange gain (loss), loss (gain) on revaluation of financial instruments carried at fair value, gain or loss on lease modification, share-based compensation, listing expense, transaction costs, restructuring costs and impairment loss on intangible assets.

The Company believes that Adjusted EBITDA (loss) is a meaningful measure since it allows to assess the Company’s operating performance and financial position between periods without the variances created by the impact of the above-noted items. The Company believes that these measures are important supplemental measures because they eliminate items that are less indicative of our core business performance and could potentially distort the analysis of trends in our operating performance and financial position. The Company considers that these non-IFRS financial measures, in addition to the financial measures prepared in accordance with IFRS, enable investors to evaluate the Company’s operating results, underlying performance, and future prospects in a manner similar to management.

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The following tables set forth a reconciliation of Adjusted EBITDA and EBITDA to net loss reported in accordance with IFRS for the three and nine month periods ended June 30, 2024 and 2023.

EBITDA (loss) (1) and Adjusted EBITDA (loss) (1)

			Change
	Q3-2024	Q3-2023	$	%
Net loss	(7,454,641)	(4,156,400)	(3,298,241)	79.4
Deferred income taxes	-	-	-	0.0
Depreciation of property and equipment	46,353	732,267	(685,914)	(93.7)
Depreciation of right-of-use assets	222,914	229,671	(6,757)	(2.9)
Amortization of intangible assets	(24,179)	243,527	(267,706)	(109.9)
Interest expenses (income)	1,514,240	(3,997,418)	5,511,658	(137.9)
EBITDA (loss)	(5,695,313)	(6,948,353)	1,253,040	(18.0)

Foreign exchange loss (gain)	396,315	(141,391)	537,706	(380.3)
Loss (gain) on revaluation of financial instruments carried at fair value	(5,408,508)	(14,554)	(5,393,954)	37061.7
Gain on lease modification (Note 15)	1,819	-	1,819	(100.0)
Stock-based compensation	2,881,817	539,407	2,342,410	434.3
Listing expense	-	-	-	0.0
Transaction costs	-	719,100	(719,100)	(100.0)
Restructuring costs	-	533,169	(533,169)	(100.0)
Impairment loss related to intangible assets	-	-	-	0.0
Adjusted EBITDA (loss)	(7,823,870)	(5,312,622)	(2,511,248)	47.3

			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Net loss	(85,317,933)	(39,050,953)	(46,266,980)	118.5
Deferred income taxes	-	-	-	0.0
Depreciation of property and equipment	393,175	1,131,634	(738,459)	(65.3)
Depreciation of right-of-use assets	476,363	416,095	60,268	14.5
Amortization of intangible assets	293,181	313,958	(20,777)	(6.6)
Interest expenses (income)	5,164,857	(1,815,429)	6,980,286	(384.5)
EBITDA (loss)	(78,990,357)	(39,004,695)	(39,985,662)	102.5

Foreign exchange loss (gain)	315,411	71,676	243,735	340.1
Loss (gain) on revaluation of financial instruments carried at fair value	(6,487,105)	(14,554)	(6,472,551)	44472.7
Gain on lease modification (Note 15)	(204,146)	-	(204,146)	(100.0)
Stock-based compensation	(300,076)	1,659,017	(1,959,093)	(118.1)
Listing expense	59,139,572	-	59,139,572	(100.0)
Transaction costs	2,407,977	1,589,703	818,274	51.5
Restructuring costs	-	2,085,698	(2,085,698)	(100.0)
Impairment loss related to intangible assets	-	5,791,439	(5,791,439)	(100.0)
Adjusted EBITDA (loss)	(24,118,724)	(27,821,716)	3,702,992	(13.3)

Internal Control over Financial Reporting

Prior to completion of the Business Combination, the Company was a private company and we addressed our internal control over financial reporting with internal accounting and financial reporting personnel and other resources.

[1]	EBITDA (loss) and Adjusted EBITDA (loss) are non-IFRS financial measures. Refer to section entitled “Non-IFRS Financial Measures” for more details.

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In the course of preparing for the Business Combination, the Company identified material weaknesses in its internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim condensed consolidated financial statements may not be prevented or detected on a timely basis.

The following material weaknesses were identified by the Company:

i.	Insufficient accounting personnel to execute the routine and non-routine accounting processes and apply segregation of duties over the execution and approval of journal entries.

ii.	The Company has not adequately assessed the effectiveness of its information technology controls to select and develop general control activities over technology to support its financial reporting activities. As a result, the Company places extensive reliance on spreadsheets for various financial processes, including data entries, calculations and analysis, which lack the robust controls and validation mechanisms present in an integrated financial software environment. In addition, the Company has inadequate documentation and a lack of effective review controls to validate the inputs and assumptions used in the data entries, calculations, and analysis in the spreadsheets.

iii.	Review controls regarding both routine accounting processes and accounting treatments for complex transactions that were not designed effectively to ensure that accounting transactions are properly recognized and measured in the consolidated financial statements.

We have taken steps to address these pervasive material weaknesses and expect to implement a remediation plan, which we believe will address their underlying causes. We have engaged external advisors with subject matter expertise and additional external resources to provide assistance in assessing the control environment and expect to further engage these external advisors to provide assistance with all elements of the internal controls over financial reporting program, including: performance of a risk assessment; documentation of process flows; design and remediation of internal controls; and evaluation of the design and operational effectiveness of our internal controls. We engaged an external advisor to provide an assessment of our general IT Controls (GTIC) environment. We are taking steps to implement the recommendations of that assessment. We have chartered a Security Steering Committee comprised of several members of the executive team. We continue to evaluate the longer-term resource needs of our various financial functions.

These remediation measures may be time-consuming, costly, and might place significant demands on our financial and operational resources. While we have made some upgrades to our enterprise resource planning (“ERP”) system and are evaluating alternative systems that may better fit our longer-term needs.

Although we have made enhancements to our control procedures in this area, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. Moreover, significant operating cost reductions may materially adversely impact our accounting and finance function and make it more difficult to remediate existing significant deficiencies and material weaknesses. We do not know the specific time frame needed to fully remediate the material weaknesses identified. See section entitled “Item 3.D Risk Factors — We have identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future” of the 2023 Annual report.

Foreign Private Issuer Status

LeddarTech qualifies as a “foreign private issuer” as defined under SEC rules. Even after LeddarTech no longer qualifies as an emerging growth company, as long as LeddarTech continues to qualify as a foreign private issuer under SEC rules, LeddarTech is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

●	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

23

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

Notwithstanding these exemptions, LeddarTech will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. In addition, LeddarTech will furnish with the SEC on Form 6-K periodic reports and other documents filed with the Canadian Securities Administrators.

LeddarTech may take advantage of these exemptions until such time as LeddarTech is no longer a foreign private issuer. LeddarTech would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if LeddarTech no longer qualifies as an emerging growth company, but remains a foreign private issuer, LeddarTech will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because LeddarTech qualifies as a foreign private issuer under SEC rules, LeddarTech is permitted to follow the corporate governance practices of Canada (the jurisdiction in which LeddarTech is organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to LeddarTech.

If at any time LeddarTech ceases to be a foreign private issuer, LeddarTech will take all action necessary to comply with the SEC and Nasdaq Listing Rules, including by appointing a majority of independent directors to its board of directors and having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

Subsequent Events

A series of amendments were made to the Credit Facility on July 5, 2024, July 26, August 5 and August 14, 2024. These amendments modify the existing terms in order to

(i)	reduce gradually the Available Cash requirement from $5.0 million at all times after the DE-SPAC date to $250,000 until August 19, 2024;

(ii)	$1.0 million at all times from August 20, 2024 until the earlier of the date of disbursement of an equity investment by the Company for a minimum gross proceeds amount of US$35,0 million (the “Short-Term Outside Date”) and November 15, 2024,

(iii)	$5.0 million at all times after the earlier of the Short-Term Outside Date and November 15, 2024.

Furthermore, the payments of interest for the month of July 2024 to October 2024 are postponed to the earlier of the Short-Term Outside date and November 15, 2024.

The Company must pay a monthly fee of $125,000 per month starting July 5th, 2024 until the Short-Term Outside Date. The payment of the monthly fees applicable for the month of August 2024 and for the months up until (and including) the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024 will be due at the earlier date of (i) the Short-Term Outside Date and (ii) November 15, 2024. Following the Short-Term Outside Date and until the Borrower provides Desjardins with a recapitalization plan in form and substance satisfactory to Desjardins, a monthly fee in the amount of $75,000 will be earned and payable on the first day of each month.

24

Exhibit 99.2

Interim condensed consolidated

financial statements of

LeddarTech Holdings Inc.

(Unaudited)

For the three and nine months ended June 30, 2024 and 2023

Unaudited interim condensed consolidated statements of financial position	3

Unaudited interim condensed consolidated statements of changes in shareholders’ deficiency	4

Unaudited interim condensed consolidated statements of loss and comprehensive loss	6

Unaudited interim condensed consolidated statements of cash flows	7

Notes to the unaudited interim condensed consolidated financial statements	8-27

LeddarTech Holdings Inc.

Interim condensed consolidated statements of financial position

(in Canadian dollars)

(Unaudited)

[going concern uncertainty – note 1]

		June 30, 2024	September 30, 2023
	Notes	$	$
Assets
Current assets
Cash		5,732,862	5,056,040
Trade receivable and other receivables		1,547,341	3,689,475
Government assistance and R&D tax credit receivable		918,071	2,179,423
Inventories		1,642,410	1,246,946
Prepaid expenses		2,432,130	1,325,991
Total current assets		12,272,814	13,497,875
Property and equipment		1,726,977	2,071,457
Right-of-use assets		2,094,588	3,180,318
Intangible assets	4	62,518,850	45,838,108
Prepaid financing fees		—	264,523
Goodwill		7,318,126	7,318,126
Total non-current assets		73,658,541	58,672,532
Total assets		85,931,355	72,170,407

Liabilities and shareholders’ deficiency
Current liabilities
Accounts payable and accrued liabilities		14,468,848	13,570,905
Provisions	5	—	878,144
Conversion option	6	167,905	737,974
Warrant liability	7	734,759	—
Current portion of lease liabilities		663,920	722,675
Current portion of government grant liabilities	8	575,833	568,807
Total current liabilities		16,611,265	16,478,505
Long-term debt	6	77,712,057	47,725,583
Redeemable stock options	10	—	6,102,496
Lease liabilities		1,834,441	3,058,558
Government grant liabilities	8	1,078,762	899,489
Total non-current liabilities		80,625,260	57,786,126
Total liabilities		97,236,525	74,264,631

Shareholders’ deficiency
Capital stock	9	545,690,309	452,246,204
Reserve – warrants		670,703	670,703
Reserve – stock options		5,627,767	31,659,392
Other component of equity		(2,087)	2,869,188
Deficit		(563,291,862)	(480,333,695)
Equity (deficiency) attributable to owners of the capital stock of the parent		(11,305,170)	7,111,792
Non-controlling interests	9	—	(9,206,016)
Total shareholders’ deficiency		(11,305,170)	(2,094,224)
Total liabilities and shareholders’ deficiency		85,931,355	72,170,407

Subsequent event (Note 16)

See accompanying notes

On behalf of the Board:
Director	Director

LeddarTech Holdings Inc.

Interim condensed consolidated statements of changes in shareholders’ deficiency

(in Canadian dollars)

(Unaudited)

[going concern uncertainty – note 1]

For the nine months ended June 30, 2024

		Capital stock	Reserve – warrants	Reserve – stock options	Other component of equity	Deficit	Equity (deficiency) attributable to owners of the capital stock of the parent	Non- controlling interests	Total shareholders’ deficiency
	Notes	$	$	$	$	$	$	$	$
Balance as at September 30, 2023		452,246,204	670,703	31,659,392	2,869,188	(480,333,695)	7,111,792	(9,206,016)	(2,094,224)
Shares issuance (Note 9)		523,211	—	—	(2,087)	—	521,124	—	521,124
Shares issued upon exercise of PIPE warrants	6	2,059,081	—	—	—	—	2,059,081	—	2,059,081
Dividend in share	9	22,960,000	—	—	—	(22,960,000)	—	—	—
Business combination	3-9	65,372,812	—	117,246	—	—	65,490,058	—	65,490,058
Stock-based compensation	10	—	—	5,883,736	506,774	—	6,390,510	—	6,390,510
Financing fees – credit facilities modification	6	—	1,643,714	—	—	—	1,643,714	—	1,643,714
Warrant exercised	6	1,646,214	(1,643,714)	—	—	—	2,500	—	2,500
Options exercised	10	825,063	—	(373,215)	(944,274)	492,426	—	—	—
Closing of previous equity incentive plan	10	—	—	(31,659,392)	—	31,659,392	—	—	—
Net loss and comprehensive loss		—	—	—	—	(85,015,621)	(85,015,621)	(302,312)	(85,317,933)
Exercise of call option	9	57,724	—	—	(2,431,688)	(7,134,364)	(9,508,328)	9,508,328	—
Balance as at June 30, 2024		545,690,309	670,703	5,627,767	(2,087)	(563,291,862)	(11,305,170)	—	(11,305,170)

See accompanying notes

LeddarTech Holdings Inc.

Interim condensed consolidated statements of changes in shareholders’ deficiency

(in Canadian dollars)

(Unaudited)

[going concern uncertainty – note 1]

For the nine months ended June 30, 2023

		Capital stock	Reserve – warrants	Reserve – stock options	Other component of equity	Deficit	Equity attributable to owners of the capital stock of the parent	Non- controlling interests	Total shareholders’ equity (deficiency)
	Notes	$	$	$	$	$	$	$	$
Balance as at September 30, 2022		433,689,768	670,703	28,708,766	2,431,688	(432,341,598)	33,159,327	(5,901,084)	27,258,243
Shares issuance		18,277,628	—		—	—	18,277,628	—	18,277,628
Stock-based compensation		—	—	1,753,734	—	—	1,753,734	—	1,753,734
Net loss and comprehensive loss for the period		—	—	—	—	(36,562,257)	(36,562,257)	(2,488,696)	(39,050,953)
Balance as at June 30, 2023		451,967,396	670,703	30,462,500	2,431,688	(468,903,855)	16,628,432	(8,389,780)	8,238,652

See accompanying notes

LeddarTech Holdings Inc.

Interim condensed consolidated statements of loss and comprehensive loss

(in Canadian dollars)

(Unaudited)

[going concern uncertainty – note 1]

		For the three months ended June 30,		For the nine months ended June 30,
		2024	2023	2024	2023
	Notes	$	$	$	$
Revenues
Products		1,052,725	1,350,014	4,410,456	3,915,563
Services		278,062	34,208	482,574	188,990
Other		92,629	33,362	92,629	44,263
		1,423,416	1,417,584	4,985,659	4,148,816
Cost of sales	3	885,981	1,483,711	2,980,666	5,627,419
Gross profit		537,435	(66,127)	2,004,993	(1,478,603)

Operating expenses
Marketing and product management		999,628	787,231	3,323,632	3,034,192
Selling		778,597	219,180	2,421,239	2,182,320
General and administrative		4,352,690	4,099,533	14,275,520	13,121,264
Stock-based compensation	10	2,881,817	539,407	(300,076)	1,659,017
Research and development costs	13	1,855,937	1,516,343	6,686,031	10,115,381
Listing expense	3	—	—	59,139,572	—
Restructuring costs		—	533,169	—	2,085,698
Transactions costs	3	—	719,100	2,407,977	1,589,703
Impairment loss related to intangible assets	4	—	—	—	5,791,439
Loss from operations		(10,331,234)	(8,480,090)	(85,948,902)	(41,057,617)

Other (income) costs
Grant revenue		—	(176,423)	(90,065)	(295,703)
Finance costs, net	14	(2,876,593)	(4,147,267)	(557,915)	(1,710,961)
Loss before income taxes		(7,454,641)	(4,156,400)	(85,300,922)	(39,050,953)
Income taxes		—	—	17,011	—
Net loss and comprehensive loss		(7,454,641)	(4,156,400)	(85,317,933)	(39,050,953)

Net loss and comprehensive loss attributable to:
Non-controlling interests	9	—	(281,016)	(302,312)	(2,488,696)
Equity holders of the parent		(7,454,641)	(3,875,384)	(85,015,621)	(36,562,257)
Net loss per common share, basic and diluted	11	(0.25)	(23.12)	(2.89)	(218.14)
Weighted average common shares outstanding, basic and diluted	11	29,453,615	167,610	29,453,615	167,610

See accompanying notes

LeddarTech Holdings Inc.

Interim condensed consolidated statements of cash flows

(in Canadian dollars)

(Unaudited)

[going concern uncertainty – note 1]

		For the nine months ended June 30,
		2024	2023
	Notes	$	$

Operating activities
Net loss		(85,317,933)	(39,050,953)
Adjustments to reconcile loss before tax to net cash flows:
Write-down (write-down reversal) of inventories		612,076	1,780,788
Depreciation of property and equipment		393,175	1,131,634
Depreciation of right-of-use assets		476,363	416,095
Amortization of intangible assets		293,181	313,958
Impairment loss related to intangible assets	4	—	5,791,439
Finance costs, net	14	(807,163)	(1,829,983)
Stock-based compensation		(300,076)	1,659,017
Transactions costs		431,458	—
Listing expense	3	59,139,572	—
Gain on lease liability cancellation		(204,146)	(28,980)
Foreign exchange gain (loss)		682,848	122,193
		(24,600,645)	(29,694,792)
Net change in non-cash working capital items	12	(11,716,711)	3,515,755
Net cash flows related to operating activities		(36,317,356)	(26,179,037)

Investing activities
Additions to property and equipment		(460,607)	(443,047)
Additions to intangible assets		(10,063,100)	(9,013,461)
Grants received related to intangible assets and property and equipment		13,713	181,156
R&D tax credit received		1,522,306	—
Finance income received		302,799	118,011
Net cash flows related to investing activities		(8,684,889)	(9,157,341)

Financing activities
Debt issuance	6	29,463,494	28,957,266
Interest paid on credit facility and other loan	6	(2,669,860)	(3,950,265)
Exercise of warrants	9	337	7,869
Debt issuance cost	6	(9,645)	(2,006,096)
Other loan settlement		—	(134,189)
Cash acquired from a reverse asset acquisition	3	19,750,572	—
Bridge loans issuance proceed		—	6,250,000
Bridge loans settlement		—	(6,250,000)
Repayment principal amount of lease liabilities		(666,920)	(508,497)
Issuance of common shares		10,849	—
Interest paid on lease liability		(237,537)	(371,387)
Net cash flows related to financing activities		45,641,290	21,994,701

Effect of foreign exchange on cash		37,777	(394,519)

Net increase (decrease) in cash		676,822	(13,736,196)
Cash, beginning of period		5,056,040	32,025,899
Cash, end of period		5,732,862	18,289,703

See accompanying notes

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

1.	Reporting entity, nature of operations and going concern uncertainty

Reporting entity

On June 12, 2023, LeddarTech Holdings Inc., a company incorporated under the laws of Canada entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among LeddarTech Holdings Inc., Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech Inc., a corporation existing under the laws of Canada.

Unless otherwise indicated and unless the context otherwise requires, “LeddarTech” or “the Company”, at all times prior to consummation of the Business Combination, refers to LeddarTech Inc. and its consolidated subsidiaries, and at all times following consummation of the Business Combination, refers to LeddarTech Holdings Inc. and its consolidated subsidiaries.

Refer to Note 3, Acquisition of Prospector Capital Corp., for additional information on the amalgamation of the Company on December 21, 2023.

These unaudited condensed interim consolidated financial statements are comprised of the accounts of LeddarTech and its wholly owned subsidiaries and the prior period amounts are those of LeddarTech, which continued as the operating entity under the same name following the amalgamation.

The Company’s subsidiaries are as follows:

	Place of	Proportion of ownership interest held by the Company
Name of subsidiary	incorporation and operation	June 30, 2024	September 30, 2023
LeddarTech USA Inc	U.S.	100%	100%
LeddarTech (Shenzhen) Sensing Technology Co., Ltd	China	100%	100%
Vayavision Sensing, Ltd. (“Vayavision”) (1)	Israel	100%	60%
LeddarTech Germany GmbH	Germany	100%	100%

(1)	As of November 1, 2023, the Company exercised its call option to acquire its remaining participation in Vayavision (Note 9).

The Company’s head office is located at 240-4535, boul. Wilfrid-Hamel, Québec City, Québec,

G1P 2J7, Canada.

Nature of operations

The Company develops services and products targeted at the Advanced Driver Assistance Systems (“ADAS”) market and manufactures and commercializes advanced detection and ranging systems and solutions based on light (“LIDAR”) for the mobility market. The Company operates under one operating segment.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

1.	Reporting entity, nature of operations and going concern uncertainty (continued)

Going concern uncertainty

These interim condensed consolidated financial statements were prepared on a going concern basis, which presumes the Company will continue its operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. In its assessment to determine if the going concern assumption is appropriate, management considers all data available regarding the future for at least, without limiting to, the next twelve months from the date of the interim condensed consolidated financial statements.

The Company has an accumulated deficit of $563,291,862 as at June 30 2024, and, for the nine months ended June 30, 2024, incurred a net loss of $85,317,933 and net cash outflows related to operating and investing activities amounting to $36,317,356 and $8,684,889 respectively. As at June 30, 2024, the Company had a cash balance of $5,732,862 and an outstanding credit facility of $30,000,000 with a maturity date of January 31, 2026.

Based on cash flow projections, the Company does not expect to have sufficient cash resources in the coming twelve months from the date of these interim condensed consolidated financial statements, to develop its technology, to fund its operations and to comply with its credit facility covenants as renewed.

The ability of the Company to fulfill its obligations and finance its future activities depends on its ability to raise capital and the continuous support of its creditors. The Company has historically been successful in raising capital through issuances of equity and debt and refinancing its credit facilities (refer to Note 6). Consequently, the Company believes its effort to raise sufficient funds to support its activities will be successful. However, there can be no certainty as to the ability of the Company to achieve successful outcomes to these matters. This indicates the existence of a material uncertainty that raises substantial doubt about the ability of the Company to continue as a going concern.

The accompanying interim condensed consolidated financial statements do not purport to give effect to adjustments, if any, to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and be required to realize its assets and liquidate its liabilities in other than normal course of business.

These interim consolidated financial statements were approved for issue by the Company’s Audit Committee of the Company on August 12th, 2024.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

2.	Summary of significant accounting policies

Statement of compliance

These unaudited interim condensed consolidated financial statements for the three and nine months ended June 30, 2024, have been prepared in accordance with IAS 34, “Interim Financial Reporting” as issued by the International Accounting Standards Board (“IASB”). The same accounting policies and methods of computation are followed in the unaudited interim condensed consolidated financial statements as compared with the most recent annual financial statements. They do not include all of the financial statement disclosures required for annual financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended September 30, 2023, and 2022, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company’s financial position and performance since the last annual financial statements.

3.	Acquisition of Prospector Capital Corp.

On December 21, 2023, the Company completed a plan of arrangement pursuant to a BCA with Prospector and LeddarTech Holdings Inc. Pursuant to the plan of arrangement and BCA, Prospector amalgamated with LeddarTech Holdings Inc., a wholly owned subsidiary of the Company which was incorporated for the purpose of effecting the business combination, to form “Amalco”. Also pursuant to the plan of arrangement, after the preferred shares of LeddarTech converted into common shares of LeddarTech, Amalco acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco, and LeddarTech and Amalco amalgamated. The Transactions are accounted for as a reverse asset acquisition in accordance with IFRS 2, Share-Based Payment (“IFRS 2”) since Prospector does not meet the definition of a business in accordance with IFRS 3, Business Combinations (“IFRS 3”).

On closing, the Company accounted for the fair value of the common shares issued to Prospector shareholders at the market price of Prospector’s publicly traded common shares on December 21, 2023. The fair value of the Class A Non-Voting Special Shares was determined using an option pricing model that considers the vesting terms of the instruments issued, which are subject to a seven-year vesting pursuant to which such Class A Non-Voting Special Shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing. As part of the amalgamation, the Company acquired cash, accounts payable and accrued liabilities and warrant liabilities. The difference between the fair value of the consideration paid over the fair value of the identifiable net assets of Prospector represents a service for the listing of the Company and is recognized as a listing expense in the interim condensed consolidated statement of loss and comprehensive loss.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

3.	Acquisition of Prospector Capital Corp. (continued)

The following table reconciles the fair value of elements of the Transactions:

$
Fair value of consideration transferred
8,770,930 common shares	55,257,187
2,031,250 Class A Non-Voting Special Shares	10,115,625
65,372,812
Fair value of assets acquired and liabilities assumed
Cash	19,477,645
Accounts payable and accrued liabilities	(11,497,830)
Warrant liability (1)	(1,746,575)
Net asset acquired	6,233,240
Listing expense	59,139,572

(1)	Warrant liability includes Public Warrants, Private Warrants and Vesting Sponsor Warrants. See Note 7 for additional information.

As at June 30, 2024, total transaction costs of $5,914,607 in connection with the Transaction were expensed as incurred in the interim condensed consolidated statements of loss and comprehensive loss.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

4.	Intangible assets
	Patents	Licenses	Software	Development costs[2]	Others	Total
	$	$	$	$	$	$
Cost
September 30, 2023	3,450,455	1,186,337	575,719	45,075,873	94,810	50,383,194
Additions	434,774	—	—	10,512,229	—	10,947,003
Borrowing costs[1]	—	—	—	6,436,722	—	6,436,722
R&D tax credit (Note 13)	—	—	—	(266,746)	—	(266,746)
Grants (Note 13)	—	—	—	(13,713)	—	(13,713)
June 30, 2024	3,885,229	1,186,337	575,719	61,744,365	94,810	67,486,460

Accumulated amortization and impairment
September 30, 2023	1,059,007	1,183,761	520,998	1,708,264	73,056	4,545,086
Amortization	290,341	2,576	25,081	100,596	3,930	422,524
June 30, 2024	1,349,348	1,186,337	546,079	1,808,860	76,986	4,967,610
Net book value
June 30, 2024	2,535,881	—	29,640	59,935,505	17,824	62,518,850

[1]	The capitalization rates used to determine the amount of general borrowing costs eligible for capitalization during the three and nine months ended June 30, 2024 were 17% and 12% respectively.

[2]	Including $56,215,716 not yet available for use for which amortization begins when development is completed, and the asset is available for use. Such development costs are related to projects to develop and enhance the technology and capabilities with respect to autonomous driving and ADAS applications.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

5.	Provisions

The following table details the changes in provisions between September 30 and June 30, 2024:

Onerous contracts
$
Balance, as at September 30, 2023	878,144
Revision of estimations	(8,736)
Provisions utilized	(869,408)
Balance, as at June 30, 2024	—

6.	Long-term debt

The following table details the maturities and weighted average interest rates related to long-term debt as at September 30, 2023 and June 30, 2024:

	Final	Weighted average effective interest rate	June 30, 2024	September 30, 2023
	maturity	%	$	$

Convertible loan (a)	2028	23.27	39,566,409	11,258,950
Credit facility (b)	2026	20.11	28,250,007	28,747,705
Term loan	2030	33.65	9,895,641	7,718,928
Long-term debt		21.38	77,712,057	47,725,583
Current portion of long-term debt			—	—
Long-term debt			77,712,057	47,725,583

a)	Convertible loan

On June 12, 2023, concurrently with the execution of the BCA described in Note 3, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”).

The Tranche A subscription was completed in June 2023 and July 2023. Tranche B-1 was completed in October 2023 with the remaining Tranche B-2 completed at closing of the BCA.

PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

6.	Long-term debt (continued)

a)	Convertible loan (continued)

The Agreement contains customary covenants that provide for, among other things, limitations on indebtedness and fundamental changes, and reporting requirements.

Issuance of Tranches B-1 and B-2:

On October 27, 2023, upon initial recognition, the $5,617,611 of Tranche B-1 financing was allocated to its component is as follows:

●	The debt portion of Tranche B-1 was recorded at amortised cost at a carrying value of US$1,873,523 ($2,596,141), net of transaction costs of $48,743, resulting in an effective interest rate of 28.01%.

●	The conversion option was initially recognised at the fair value, determined using a Black-Scholes valuation model, for an amount of US$ 694,758 ($962,726). The conversion option is a liability classified embedded derivative whose fair value is recorded in the interim condensed Consolidated statements of financial position under Conversion options within the Company’s liabilities. This embedded derivative is separated from the host contract and recognised as at fair value through profit or loss, with changes in its fair value recorded in the interim condensed Consolidated statements of loss under Finance costs.

●	The 24,322 warrants to acquire 24,322 D-1 Preferred Shares were recognised at their fair value of US$1,260,107 ($2,059,081), determined using a Black-Scholes valuation model.

The fair value of the conversion option and the warrants at initial recognition were determined using the Black-Scholes option pricing model and the following assumptions:

	Conversion option		Warrants

Fair value of the underlying share	US$	4.74	US$	61.09
Exercise price	US$	10.00	US$	0.01
Risk-free interest rate		4.05%		4.89%
Expected volatility		60%		60%
Expected life		5.00 years		0.04 years
Dividend yield		0%		0%

On December 21, 2023, upon initial recognition, the $23,888,643 of Tranche B-2 financing was allocated to its component as follows:

●	The debt portion of Tranche B-2 was recorded at amortised cost at a carrying value of US$14,952,605 ($19,903,413), net of transaction costs of $297,833, resulting in an effective interest rate of 15.87%.

●	The conversion option was initially recognised at the fair value, determined using a Black-Scholes valuation model, for an amount of US$2,933,937 ($3,985,230). The conversion option is a liability classified embedded derivative whose fair value is recorded in the interim Consolidated statements of financial position under Conversion options within the Company’s liabilities. This embedded derivative is separated from the host contract and recognised as at fair value through profit or loss, with changes in its fair value recorded in the interim condensed Consolidated statements of loss under Finance costs.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

6.	Long-term debt (continued)

b)	Amendments to the Credit Facility

A series of amendments were made to the Credit Facility on October 13, 2023, October 20, 2023, October 31, 2023 and December 8, 2023. These amendments modify the existing terms in order to (i) extend the latest date on which the Tranche B of the SPAC Offering must be funded to December 22, 2023, (ii) extend the date on which the payment of interest for the months of October and November 2023 may be made, (iii) reduce the Available Cash requirement for the period from the date of the disbursement of the Tranche A of the SPAC Offering until October 31, 2023 from $2,500,000 to $1,500,000, to $Nil until the DE-SPAC date and from $10,000,000 to $5,000,000 at all times after the DE-SPAC date and (iv) to increase the aggregate principal amount of the PIPE financing to a minimum of $44,000,000.

In conjunction with the Credit Facility October 2023 Amendments, the Company issued warrants to purchase Company Common Shares at $0.01 per share, which warrants will be assumed by the Company and exercisable for 250,000 Company Common Shares at $0.01 per share.

The warrants may be exercised, in whole or in part, for a period of five years following completion of the Business Combination and will be subject to a lock-up with one third being released four months after closing, another third being released eight months after closing and the final third being released 12 months after closing.

The warrants were recorded as a reduction of the Credit Facility, with a corresponding increase in Reserve – Warrants in Equity of $1,643,714.

During the three months ended June 30, 2024, 250,000 common shares were issued following the exercise of those warrants on May 28, 2024. The corresponding balance in Reserve – Warrants in Equity of $1,643,714 was reclassified to Capital Stock.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

7.	Warrant liability

	As at June 30, 2024
	Number	$

Public and Private Warrants	16,049,080	593,092
Vesting Sponsor Warrants	1,416,670	141,667
	17,465,750	734,759

Upon close of the acquisition of Prospector, the Company assumed through the Transactions, public warrants, private warrants and vesting sponsor warrants (“Public Warrants”, “Private Warrants” and “Vesting Sponsor Warrants”, collectively “the Prospector Warrants”) in connection with the BCA and plan of arrangement (Note 3).

The Warrants each entitle their holders to purchase one common share at an exercise price of US$11.17 per common share, which is variable in $CDN. Accordingly, they are classified as a liability rather than equity as the Warrants do not meet the ‘fixed for fixed’ requirement. The Public and Private Warrants are exercisable and will expire on December 21, 2030. The Vesting Sponsor Warrants are identical to the Public and Private Warrants, except that the Vesting Sponsor Warrants will be deemed vested in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing. None of the Vesting Sponsor Warrants are redeemable by the Company.

The Warrants were initially recorded at their fair value (Note 3). The fair value of the Warrants is reassessed at the end of each reporting period with subsequent changes in fair value recognized through profit or loss. The Public Warrants are considered a level 1 financial instrument as the valuations at the end of each reporting period are based on the trading price of the Public Warrants on the Nasdaq, which are quoted and observable market prices. The Private Warrants are a level 2 financial instrument, as the valuations are based on the quoted and observable market prices of the Public Warrants. The Vesting Sponsor Warrants are a level 3 financial instrument, as the valuations are based on the quoted and observable market prices of the Public Warrants but also unobservable data.

The following table details the changes in warrant liability between December 21, 2023 and June 30, 2024:

Warrant liability
$
Balance, as at December 21, 2023 (issuance date)	1,746,575
Revaluation of warrant liability	(1,011,816)
Balance, as at June 30, 2024	734,759

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

8.	Government grant liabilities

$

Balance, as at September 30, 2023	1,468,296
Accretion interest expense	198,033
Foreign exchange loss (gain)	(11,734)
Balance, as at June 30, 2024	1,654,595

Current	575,833
Non-current	1,078,762

9.	Capital stock

The Company is authorized to issue an unlimited number of common shares, without par value, an unlimited number of Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares and an unlimited number of preferred shares issuable in series.

Following the consummation of the Business Combination, there were approximately (i) 28,770,930 Common Shares outstanding; (ii) 2,031,250 Class A Non-Voting Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding, and (viii) no preferred shares outstanding.

Common shares

	Number of Shares	Amount $

Balance, as at September 30, 2023	167,610	9,894,326
Issuance of common shares upon exercise of the call option	66,550	57,724
Class A, B, C, D-1 and D-2 preferred shares exchange for common shares	239,766,119	444,410,959
Common shares converted per business combination	(240,000,279)	(454,361,009)
Issuance of new common shares per business combination	20,000,000	454,361,009
Issuance to Prospector shareholders (note 3)	8,770,930	55,257,187
Issuance of common shares	682,685	2,994,488
Balance, as at June 30, 2024	29,453,615	512,614,684

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

9.	Capital stock (continued)

Issuance of common shares

During the three months ended June 30, 2024, 682,685 Common Shares were issued following the exercise of warrants (Note 6), the exercise of RSU (Note 10), in connection with the BCA (Note 10) and in connection with the Standby Equity Purchase Agreement.

Standby Equity Purchase Agreement

On April 8, 2024, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”) for a period of 3 years, or on the date on which the Investor shall have made payment pursuant to the Commitment Amount. Pursuant to the SEPA, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, the Company will have the right from time to time, but not the obligation, to issue and sell to Yorkville up to $50.0M (the “Commitment Amount”) of its common shares. The Company may also require Yorkville to purchase Common share under the SEPA up to 500,000 Shares of Common Stock. The Company also agreed to pay Yorkville a commitment fee equal to 0.75% of the Commitment Amount.

During the three months ended June 30, 2024,163,363 common shares were issued to cover the commitment fee. An additional 3,333 common shares were issued during the three months period ended June 30, 2024, under this agreement.

Exercise of call option

As of November 1, 2023, the Company exercised its call option to acquire its remaining participation in Vayavision. Per the original Share Purchase Agreement (“SPA”) conditions, the purchase of the Vayavision of Common shares was paid in exchange of Common Shares of the Company, based on a determined ratio and already detailed in the SPA.

This transaction resulted in an increase in the Company’s interest in Vayavision from 60.0% to 100.0% and was accounted for as an equity transaction. The purchase price of $57,724 was equity-settled. As a result, the carrying value of (i) non-controlling interests of $9,508,328 and (ii) the related other component of equity of $2,431,688 were reversed leading to a reduction of deficit of $7,134,364.

Special Shares

Upon close of the acquisition of Prospector, the Company issued through the Transactions, 2,031,250 Class A Non-Voting Special Shares having a value of $10,115,625 to Prospector Sponsor in connection with the BCA and plan of arrangement (Note 3).

The Class A Non-Voting Special Shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing.

On December 21, 2023, LeddarTech shareholders were issued 4,999,815 Earnout Non-Voting Special Shares of an aggregate fair value of $22,960,000 consisting of the following:

●	999,963 Class B Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $12.00; or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $12.00 per Common Share;

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

9.	Capital stock (continued)

●	999,963 Class C Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $14.00 per Common Share;

●	999,963 Class D Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $16.00 per Common Share;

●	999,963 Class E Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any

Change of Control Transaction with a valuation of the Common Shares that is greater than $10.00 per Common Share; and

●	999,963 Class F Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $10.00 per Common Share.

The Earnout Non-Voting Special Shares are valued at per share amounts ranging from $3.78 (US$2.84) to $5.22 (US$3.93) based on option pricing models that considers the vesting terms of the instruments issued and the following weighted average assumptions:

Fair value of the underlying share	US$	4.74
Exercise price		—
Risk-free interest rate		3.23%
Expected volatility		60%
Expected life		7.00 years
Dividend yield		0%

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

9.	Capital stock (continued)

As at June 30, 2024, the following shares were issued and outstanding:

	Number of Shares	Amount $

Common shares	29,453,615	512,614,684
Class A Non-Voting Special Shares	2,031,250	10,115,625
Class B Non-Voting Special Shares	999,963	5,220,000
Class C Non-Voting Special Shares	999,963	4,970,000
Class D Non-Voting Special Shares	999,963	4,740,000
Class E Non-Voting Special Shares	999,963	4,250,000
Class F Non-Voting Special Shares	999,963	3,780,000
	36,484,680	545,690,309
10.	Stock-based compensation

M-option

Preceding closing of the acquisition of Prospector (Note 3), pursuant to the Plan of Arrangement, each of 18,647 M-Options have been exchanged for an option to purchase one common shares of the Company.

The replacement options have an exercise price of $0.01. The M-option redemption feature was not carried to the replacement option and as a result, the replacement options are classified as equity.

Upon replacement of the award, the fair value of the option of $117,246 was recognised in reserve – stock option and the redeemable stock option liability of $6,102,496 was reversed, resulting in a gain on modification of stock options of $5,985,250 in the interim condensed consolidated statement of loss.

Stock-based compensation related to the BCA

On May 1st, 2023, the Company entered into an agreement with a service provider regarding the BCA described in note 3. The agreement implies, upon the completion of the BCA, a transaction fee payable in exchange of a number of common shares of the Company equivalent to US$700,000. During the first quarter of 2024, a portion ($506,774) of the transaction fee was recognized as transaction costs in the interim condensed Consolidated statement of loss, with a counterparty in Other components of equity.

During the three months ended June 30, 2024, 198,684 common shares were issued in conjunction with this agreement to settle a transaction fee payable. As a result, an amount of $615,057 was reclassified from Other components of equity to Capital Stock and an amount of $329,217 was reclassified from Other components of equity to contributed surplus.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

10.	Stock-based compensation (continued)

Equity Incentive Plan

Immediately prior to the acquisition of Prospector, the Company adopted an Equity Incentive Plan (the “Plan”) for certain qualified directors, executive officers, employees and consultants. This Plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Plan shall not exceed at any time 5,000,000 shares.

The Plan provide for the grant of unvested Company Common Shares, (i) share options (“options”), (ii) restricted share units (“RSUs”), (iii) deferred share units (“DSUs”) and (iv) performance share units (“PSUs”). Various vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

Following the adoption of the new equity incentive and the grants of the first awards of this Plan, the Company closed off the reserve stock option balance related to the previous equity incentive plan, in the deficit.

(i) Options

The Company has a stock option plan as part of the incentive plan in which options to purchase common shares are issued to officers and key employees. Under this plan the options will vest between the grant date and March 2028.

Options are expensed over the vesting period. The related compensation expense is included in the stock-based compensation expense.

For the three and nine months ended June 30, 2024, movements in outstanding options were as follow:

	Nine months ended June 30, 2024	Exercise price(1)
	Number of stock options	$

Balance as at September 30, 2023	—	—
Granted	1,438,600	2,84
Balance, as at June 30, 2024	1,438,600	2,84

(1)	Weighted average exercise price

The compensation expense with respect to the Options plan amount to $729,438.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

10.	Stock-based compensation (continued)

(ii) RSUs

The Company has an RSU as part of the incentive plan for management and key employees. Under this plan, RSUs will vest between the grant date and March 2028 to employees who are still employed by the Company on the exercise date.

RSUs are expensed on an earned basis. The related compensation expense is included in stock-based compensation expense.

For the three and nine months ended June 30, 2024, movements in outstanding RSUs were as follow:

Nine months ended June 30, 2024
Number of units

Balance, as at September 30, 2023	—
Granted	2,242,805
Forfeited	(76,548)
Exercised	(67,125)
Balance, as at June 30, 2024	2,099,132

The compensation expense with respect to the RSU plan amounts to $1,730,154.

During the three months ended June 30, 2024, 67,125 RSU were exercised and converted into a corresponding number of common shares.

(iii) PSUs

The Company has a PSU plan as part of the incentive plan for management and key employees. Under this plan, PSUs generally vest over a period of four years to employee who are still employed by the Company on the exercise date.

PSUs are expensed on an earned basis. The related compensation expense is included in stock-based compensation expense.

For the three and nine months ended June 30, 2024, movements in outstanding PSUs were as follow:

Nine months ended June 30, 2024
Number of units

Balance, as at September 30, 2023	—
Granted	733,080
Balance, as at June 30, 2024	733,080

The compensation expense with respect to the PSU plan amounts to $546,741.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

11.	Loss per share

Basic loss per share is calculated by dividing the loss attributable to equity holders of the parent by the weighted average number of common shares outstanding.

The potential effect of dilution from outstanding stock options, convertible preferred stocks, warrants, and put and call options were excluded from the calculation of the diluted loss per common share since the Company incurred losses and the inclusion of these instruments would have an antidilutive effect.

12.	Additional information included in the interim condensed consolidated statement of cash flows

Changes in non-cash working capital items:

	Nine months ended June 30,
	2024	2023
	$	$

Trade receivable and other receivables	2,142,134	1,642,297
Government assistance and R&D tax credit receivable	5,792	707,157
Inventories	(1,007,540)	(714,461)
Prepaid expenses	(1,106,139)	(70,828)
Accounts payable and accrued liabilities	(10,872,814)	992,829
Provisions	(878,144)	958,761
	(11,716,711)	3,515,755

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

13.	Government grants

	Total R&D tax credit
	Recognized in interim condensed statements of loss	Recognized against carrying amount of intangible assets (Note 4)	Total grant
	$	$	$
Three months ended June 30, 2024

Grants	90,065	13,713	103,778
R&D tax credit	—	178,142	178,142
Total grants and R&D tax credit	90,065	191,855	281,920
Nine months ended June 30, 2024

Grants	90,065	13,713	103,778
R&D tax credit	82,176	266,746	348,922
Total grants and R&D tax credit	172,241	280,459	452,700

	Total R&D tax credit
	Recognized in interim condensed statements of loss	Recognized against carrying amount of intangible assets (Note 4)	Total grant
	$	$	$
Three months ended June 30, 2023

Grants	216,423	40,000	256,423
R&D tax credit	45,800	54,200	100,000
Total grants and R&D tax credit	262,223	94,200	356,423
Nine months ended June 30, 2023

Grants	335,703	181,156	516,859
R&D tax credit	93,240	110,326	203,566
Total grants and R&D tax credit	428,943	291,482	720,425

The R&D tax credit is recognized as a reduction of research and development costs in the interim condensed consolidated statements of loss and comprehensive loss.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

14.	Finance costs, net

	Three months ended June 30,		Nine months ended June 30,
	2024	2023	2024	2023
	$	$	$	$
Interest expenses (income)
Interest income	(60,133)	(49,921)	(302,799)	(118,011)
Gain on term loan modification	—	(4,332,173)	—	(4,332,173)
Gain on other loan settlement	—	(1,605,561)	—	(1,605,561)
Interest expense on term loan (Note 6)	786,524	481,978	2,184,047	1,397,158
Interest expense on lease liabilities	71,359	81,934	237,537	319,294
Interest expense on credit facility (Note 6)	997,725	1,262,123	3,815,876	3,540,716
Interest expense on convertible notes (Note 6)	2,214,525	165,038	5,468,885	165,038
Interest expense on bridge loans	—	138,347	—	138,347
Interest expense on other loan (Note 6)	—	27,131	—	160,413
Accretion and remeasurement of government grant liability (Note 8)	70,391	74,115	198,033	353,293
Bridge loans issuance cost	—	350,000	—	350,000
SEPA commitment fee (Note 9)	512,775	—	512,775	—
Capitalized borrowing costs (Note 4)	(2,566,151)	(590,429)	(6,436,722)	(2,183,943)
	2,027,015	(3,997,418)	5,677,632	(1,815,429)
Loss (gain) on revaluation of instruments carried at fair value
Warrant liability (Note 7)	(2,179,587)	—	(1,011,816)	—
Conversion option (Note 6)	(3,228,921)	(14,554)	(5,475,289)	(14,554)
	(5,408,508)	(14,554)	(6,487,105)	(14,554)
Other
Loss (gain) on lease modification (Note 15)	1,819	—	(204,146)	—
Non-capitalizable financing costs	96,840	—	96,840	—
Modification of convertible loans (Note 6)	—	—	9,645	—
Bank charges	9,926	6,096	33,808	47,346
Foreign exchange loss (gain)	396,315	(141,391)	315,411	71,676
	504,900	(135,295)	251,558	119,022

Finance costs, net	(2,876,593)	(4,147,267)	(557,915)	(1,710,961)

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

15.	Lease modification

During the first and second quarter of the year, the Company entered into lease modifications for its Toronto and Québec city locations, in order to reduce the rented square footage and cancel a renewal option. As per the amendments, a gain on lease modification of $205,966 was recorded in the nine months period ended June 30, 2024.

In June 2024, the Company entered into a lease modification for its Montreal location, resulting in a decrease of the lease term. As per the amendment, a loss on lease modification of $1,819 was recorded in the three months period ended June 30, 2024.

16.	Subsequent events

A series of amendments were made to the Credit Facility on July 5, 2024, July 26 and August 5, 2024. These amendments modify the existing terms in order to

(i)	reduce gradually the Available Cash requirement from $5.0 million at all times after the DE-SPAC date to $250,000 until August 14, 2024;

(ii)	$1,0 million at all times from August 15, 2024 until the earlier of the date of disbursement of an equity investment by the Company for a minimum gross proceeds amount of US$35,0 million (the “Short-Term Outside Date”) and November 15, 2024,

(iii)	$5,0 million at all times after the earlier of the Short-Term Outside Date and November 15, 2024.

Furthermore, the payments of interest for the month of July 2024 to October 2024 are postponed to the earlier of the Short-Term Outside date and November 15, 2024.

The Company must pay a monthly fee of $125,000 per month starting July 5th, 2024 until the Short-Term Outside Date. The payment of the monthly fees applicable for the month of August 2024 and for the months up until (and including) the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024 will be due at the earlier date of (i) the Short-Term Outside Date and (ii) November 15, 2024. Following the Short-Term Outside Date and until the Borrower provides Desjardins with a recapitalization plan in form and substance satisfactory to Desjardins, a monthly fee in the amount of $75,000 will be earned and payable on the first day of each month.

On August 14, 2024 LeddarTech announced that it had reached an agreement in principle with several of its principal shareholders and its principal lender pursuant to which such parties would fund the Company with an aggregate of US$9.0 million in bridge debt financing in order to meet the Company’s near-term obligations (the “Bridge Financing”) while the Company continues to progress its discussions, including with certain potential strategic investors, to secure US$35.0 million or more in an additional equity capital (the “Equity Financing”).

The Bridge Financing would be comprised of two tranches, with the first tranche in the amount of US$6.0 million to be funded on or about August 19, 2024, and the second tranche in the amount of US$3.0 million to be funded on or about October 15, 2024. The second tranche of the Bridge Financing would be conditioned on, among other things, receipt by the Company, not later than October 14, 2024, of satisfactory evidence of investor participation in the Equity Financing. The Bridge Financing would mature on November 15, 2024.

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and nine months ended June 30, 2024

16.	Subsequent events (continued)

Although the parties have reached agreement in principle, the Bridge Financing transaction is subject to finalization and execution of definitive agreements by the relevant parties. There can be no assurance that the parties will agree on the terms to be included in such definitive agreements, that the lenders will invest the full US$6.0 million in the first tranche of the Bridge Financing, that the conditions to the second tranche of the Bridge Financing will be satisfied, or that the Company will be successful in raising any amount at all in the Bridge Financing transaction. Moreover, there can be no assurance that the Company will successfully complete the Equity Financing transaction in the amounts contemplated by the Bridge Financing, or raise any capital in the Equity Financing transaction at all.

In order to allow sufficient time to finalize the definitive documents in connection with the Bridge Financing described above, the Company also has entered into a Twelfth Amending Agreement (the “Amendment and Waiver”) with Fédération des caisses Desjardins du Québec (“Desjardins”) with respect to the Amended and Restated Financing Offer dated as of April 5, 2023 (as amended, the “Desjardins Credit Facility”). Pursuant to previous amendments to the Desjardins Credit Facility, the Company and Desjardins had temporarily reduced the Company’s obligation to maintain an unencumbered cash balance (the “Minimum Cash Covenant”) from $5.0 million to the current requirement of $250,000 through August 14, 2024. Pursuant to the Amendment and Waiver, the Minimum Cash Covenant threshold of $250,000 will be extended through August 19, 2024, following which time it will be increased to $1,0 million until the earlier of the date of disbursement of an equity investment in the Company for a minimum gross proceeds amount of US$35.0 million (the “Short-Term Outside Date”) and November 15, 2024, and $5.0 million at all times after the earlier of the Short-Term Outside Date and November 15, 2024.

Any debt or equity securities to be offered and sold in the Bridge Financing transaction or in the Equity Financing transaction may not be registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or compliance with an applicable exemption from such registration requirements. This Report of Foreign Private Issuer on Form 6-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities in the Bridge Financing transaction or the Equity Financing transaction, nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Exhibit 99.3

PRESS RELEASE

LeddarTech Reports F3Q24 Results

QUEBEC CITY, Canada, August 14, 2024 — LeddarTech® Holdings Inc. (“LeddarTech” or the “Company”)(Nasdaq: LDTC), an automotive software company that provides patented disruptive AI-based low-level sensor fusion and perception software technology, LeddarVision™, for ADAS, AD and parking applications, is pleased to announce financial results for its fiscal third quarter 2024, which ended on June 30, 2024.

“This quarter, we continued to make excellent progress with OEM and Tier 1 automotive customers, improved software maturity and extended feature performance with our key technology partners, including Arm and Texas Instruments,” stated LeddarTech’s President and CEO, Frantz Saintellemy. “We believe that the automotive industry increasingly recognizes the maturity of our LeddarVision software for fusion and perception and the value it delivers by enabling automakers to meet and surpass the customer and regulatory demands for automated driver assistance systems (ADAS) and autonomous driving (AD).”

Recent Business and Technology Highlights

Customer and Partner Traction:

●	Signed strategic collaboration agreement with a major European automotive engineering service provider, expanding our global customer coverage.

●	Responded to three customer RFQ/RFIs with decisions by the end of 2024 and 1H2025.

●	Commenced documenting a commercial agreement with a leading technology partner.

●	Signed a proof-of-concept (POC) agreement with a major truck OEM.

●	Continued to progress collaborations and product roadmap alignment with Texas Instruments (TI) for LeddarVision with multiple joint customer meetings and demonstrations.

●	Began defining the second collaboration stage with Arm following the successful conclusion of stage one.

Product Development:

●	New software releases for LeddarVision Front (LVF) and LeddarVision Surround (LVS), which feature improvements such as vehicle detection at long distances, increased detection stability and a reduction of collision-relevant false alarms with a concentration on LVF differentiators. Other features include traffic speed sign recall and a reduction in false alarms, leading to improved performance in all sales regions.

PRESS RELEASE

●	Launched demonstration vehicles in China and Italy to complement existing vehicles in Canada and Israel.

●	Demonstrating LeddarVision, the industry’s first real-time AI-based low-level fusion and perception software on an embedded SoC in an automobile.

●	Demonstrating the industry’s first 5V5R / 5V6R surround-view AI-based low-level fusion and perception software for premium applications.

Industry Highlights and Events

●	On May 9, 2024, the National Highway Traffic Safety Administration (NHTSA) published a final rule adopting a Federal Motor Vehicle Safety Standard (FMVSS) that requires automatic emergency braking (AEB) systems in U.S. light vehicles and trucks by September 2029.

●	LeddarTech will be demonstrating its automotive software technology at the following notable events:

○	Autosens Europe, October 8-10, 2024, in collaboration with Ficosa

◌	CES 2025, Las Vegas, U.S.A., January 7-10, 2025

Fiscal Third Quarter 2024 Financial Highlights1

●	Revenue: Revenue for the fiscal third quarter of 2024, ending June 30, 2024, was $1.4 million, compared to $1.4 million in the fiscal quarter ending June 30, 2023. Revenue from legacy LiDAR products declined to $1.1 million from $1.35 million a year ago due in part to a delay in acquiring components to fulfill orders of discontinued products. Services revenue related to our ADAS software increased to $370,691 from $67,570 a year ago, as development efforts with strategic external collaborators have increased.

●	Gross profit: Gross profit for the fiscal third quarter of 2024, ending June 30, 2024, was $537,435, compared to a gross profit loss of $66,127 in the fiscal quarter ending June 30, 2023. The increase in gross profit was due to a comparison against an inventory write-down in the previous year’s corresponding quarter.

●

Operating expenses: Operating expenses for the fiscal third quarter of 2024, ending June 30, 2024, were $10.9 million, compared to operating expenses of $8.4 million in the fiscal quarter ending June 30, 2023. The increase is due largely to higher stock-based compensation expenses and higher selling costs, partially offset by reduced transaction and restructuring costs.

[1]	All amounts in Canadian dollars except where otherwise noted.

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PRESS RELEASE

●	Net loss: Net loss for the fiscal third quarter of 2024, ending June 30, 2024, was $7.5 million, compared to a net loss of $4.2 million in the fiscal quarter ending June 30, 2023.

●	Adjusted EBITDA[2]: Adjusted EBITDA loss for the fiscal third quarter of 2024, ending June 30, 2024, was $7.8 million, compared to adjusted EBITDA loss of $5.3 million in the fiscal quarter ending June 30, 2023. The higher loss was due to increased operating expenses, partially offset by higher gross profit.

	Q3-2024	Q3-2023
Revenues	1,423,416	1,417,584
Gross profit (loss)	537,435	(66,127)
Loss from operations	(10,331,234)	(8,480,090)
Finance costs, net	(2,876,593)	(4,147,267)
Loss before income taxes	(7,454,641)	(4,156,400)
Net loss and comprehensive loss	(7,454,641)	(4,156,400)
Net loss and comprehensive loss attributable to Shareholders of the Company	(7,454,641)	(3,875,384)
Loss per share
Net loss per common share (basic and diluted)	(0.25)	(23.12)
Weighted average common shares outstanding (basic and diluted)	29,453,615	167,610
EBITDA (loss)	(5,695,313)	(6,948,353)
Adjusted EBITDA (loss)	(7,823,870)	(5,312,622)

Balance Sheet and Liquidity1

As of June 30, 2024, LeddarTech’s consolidated cash balance totaled $5.7 million, compared to $5.1 million on September 30, 2023.

Bridge Financing and Waiver under Desjardins Credit Facility. LeddarTech has reached an agreement in principle with several of its principal shareholders and its principal lender, pursuant to which such parties would fund the Company with an aggregate of US$9.0 million in bridge debt financing in order to meet the Company’s near-term obligations (the “Bridge Financing”) while the Company continues to progress its discussions, including with certain potential strategic investors, to secure US$35.0 million or more in additional equity capital (the “Equity Financing”).

[2]	EBITDA and adjusted EBITDA are non-IFRS measures and are presented by the Company as they are used to assess operating performance. These non-IFRS measures do not have standardized meanings under IFRS and are not likely comparable to similarly designated measures reported by other corporations. The reader is cautioned that these measures are being reported in order to complement, and not replace, the analysis of financial results in accordance with IFRS. See “Non-IFRS Financial Measures” below.

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PRESS RELEASE

The Bridge Financing would be comprised of two tranches, with the first tranche in the amount of US$6.0 million to be funded on or about August 19, 2024, and the second tranche in the amount of US$3.0 million to be funded on or about October 15, 2024. The second tranche of the Bridge Financing would be conditioned on, among other things, receipt by the Company, not later than October 14, 2024, of satisfactory evidence of investor participation in the Equity Financing. The Bridge Financing would mature on November 15, 2024.

Although the parties have reached an agreement in principle, the Bridge Financing transaction is subject to the finalization and execution of definitive agreements by the relevant parties. There can be no assurance that the parties will agree on the terms to be included in such definitive agreements, that the lenders will invest the full US$6.0 million in the first tranche of the Bridge Financing, that the conditions to the second tranche of the Bridge Financing will be satisfied or that the Company will be successful in raising any amount at all in the Bridge Financing transaction. Moreover, there can be no assurance that the Company will successfully complete the Equity Financing transaction in the amounts contemplated by the Bridge Financing or raise any capital in the Equity Financing transaction at all.

In order to allow sufficient time to finalize the definitive documents in connection with the Bridge Financing described above, the Company also has entered into a Twelfth Amending Agreement (the “Amendment and Waiver”) with Fédération des caisses Desjardins du Québec (“Desjardins”) with respect to the Amended and Restated Financing Offer dated as of April 5, 2023 (as amended, the “Desjardins Credit Facility”). Pursuant to previous amendments to the Desjardins Credit Facility, the Company and Desjardins had temporarily reduced the Company’s obligation to maintain an unencumbered cash balance (the “Minimum Cash Covenant”) from $5.0 million to the current requirement of $250,000 through August 14, 2024. Pursuant to the Amendment and Waiver, the Minimum Cash Covenant threshold of $250,000 will be extended through August 19, 2024, following which time it will be increased to $1.0 million until the earlier of the date of disbursement of an equity investment in the Company for a minimum gross proceeds amount of US$35.0 million (the “Short-Term Outside Date”) and November 15, 2024, and $5.0 million at all times after the earlier of the Short-Term Outside Date and November 15, 2024.

Any debt or equity securities to be offered and sold in the Bridge Financing transaction or the Equity Financing transaction may not be registered under the Securities Act of 1933, as amended, or State securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or compliance with an applicable exemption from such registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities in the Bridge Financing transaction or the Equity Financing transaction, nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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PRESS RELEASE

About LeddarTech

A global software company founded in 2007 and headquartered in Quebec City with additional R&D centers in Montreal and Tel Aviv, Israel, LeddarTech develops and provides comprehensive AI-based low-level sensor fusion and perception software solutions that enable the deployment of ADAS, autonomous driving (AD) and parking applications. LeddarTech’s automotive-grade software applies advanced AI and computer vision algorithms to generate accurate 3D models of the environment to achieve better decision making and safer navigation. This high-performance, scalable, cost-effective technology is available to OEMs and Tier 1-2 suppliers to efficiently implement automotive and off-road vehicle ADAS solutions.

LeddarTech is responsible for several remote-sensing innovations, with over 160 patent applications (87 granted) that enhance ADAS, AD and parking capabilities. Better awareness around the vehicle is critical in making global mobility safer, more efficient, sustainable and affordable: this is what drives LeddarTech to seek to become the most widely adopted sensor fusion and perception software solution.

Additional information about LeddarTech is accessible at www.LeddarTech.com and on LinkedIn, Twitter (X), Facebook and YouTube.

Non-IFRS Financial Measures

EBITDA and adjusted EBITDA are non-IFRS financial measures. A non-IFRS financial measure is a financial measure used to depict our historical or expected future financial performance, financial position or cash flow and, with respect to its composition, either excludes an amount that is included in, or includes an amount that is excluded from, the composition of the most directly comparable financial measure disclosed in Company’s consolidated primary financial statements.

In Q2-2024, the Company started to use these two new non-IFRS financial measures because we believe these non-IFRS financial measures are reflective of our ongoing operating results and provide readers with an understanding of management’s perspective on and analysis of our performance.

Below are descriptions of the non-IFRS financial measures that we use to explain our results as well as reconciliations to the most directly comparable IFRS financial measures.

EBITDA (loss) is calculated as net earnings (loss) before interest expenses (income), deferred income taxes, depreciation of property and equipment, depreciation of right-of-use assets and amortization of intangible assets.

EBITDA (loss) should not be considered a net loss in measuring performance, nor should it be an alternative to a net loss in measuring performance or used as a measure of cash flow.

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PRESS RELEASE

Adjusted EBITDA (loss) is calculated as EBITDA (loss), adjusted for foreign exchange gain (loss), loss (gain) on revaluation of financial instruments carried at fair value, gain or loss on lease modification, share-based compensation, listing expense, transaction costs, restructuring costs and impairment loss on intangible assets.

The following tables set forth a reconciliation of adjusted EBITDA and EBITDA to net loss reported in accordance with IFRS for the three months ended June 30, 2024 and 2023.

	Q3-2024	Q3-2023
Net loss	(7,454,641)	(4,156,400)
Depreciation of property and equipment	46,353	732,267
Depreciation of right-of-use assets	222,914	229,671
Amortization of intangible assets	(24,179)	243,527
Interest expenses (income)	1,514,240	(3,997,418)
EBITDA (loss)	(5,695,313)	(6,948,353)

Foreign exchange loss (gain)	396,315	(141,391)
Gain on revaluation of financial instruments carried at fair value	(5,408,508)	(14,554)
Loss on lease modification	1,819	-
Stock-based compensation	2,881,817	539,407
Transaction costs	-	719,100
Restructuring costs	-	533,169
Adjusted EBITDA (loss)	(7,823,870)	(5,312,622)

Forward-Looking Statements

Certain statements contained in this press release may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which forward-looking statements also include forward-looking statements and forward-looking information within the meaning of applicable Canadian securities laws), including, but not limited to, statements relating to LeddarTech’s planned financing strategies, including related to the Bridge Financing, anticipated business strategy, future operations, prospects, objectives and financial projections and other financial metrics. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (i) the possibility that anticipated benefits of LeddarTech’s recent business combination will not be realized; (ii) the risk that shareholder litigation in connection with the business combination or other settlements or investigations may result in significant costs of defense, indemnification and liability; (iii) changes in general economic and/or industry-specific conditions; (iv) possible disruptions from the business combination that could harm LeddarTech’s business; (v) the ability of LeddarTech to retain, attract and hire key personnel; (vi) potential adverse reactions or changes to relationships with customers, employees, suppliers or other parties, including as a result of the business combination; (vii) potential business uncertainty, including changes to existing business relationships following the business combination that could affect LeddarTech’s financial performance; (viii) legislative, regulatory and economic developments; (ix) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak or escalation of war or hostilities and any epidemic, pandemic or disease outbreak (including COVID-19), as well as management’s response to any of the aforementioned factors; (x) access to capital and financing and LeddarTech’s ability to maintain compliance with debt covenants; (xi) our ability to execute on our business model, achieve design wins and generate meaningful revenue; and (xii) other risk factors as detailed from time to time in LeddarTech’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and on the Company’s SEDAR+ profile at www.sedarplus.ca, including the risk factors contained in LeddarTech’s Annual Report on Form 20-F for the fiscal year ended September 30, 2023 filed with the SEC and on SEDAR+. The foregoing list of important factors is not exhaustive. Except as required by applicable law, LeddarTech does not undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

6

PRESS RELEASE

Contact:

Daniel Aitken, Vice-President, Global Marketing, Communications and Investor Relations, LeddarTech Holdings Inc. Tel.: + 1-418-653-9000 ext. 232 daniel.aitken@LeddarTech.com

●	Investor relations website: investors.LeddarTech.com

●	Investor relations contact: Kevin Hunt, ICR Inc. kevin.hunt@icrinc.com

●	Financial media contact: Dan Brennan, ICR Inc. dan.brennan@icrinc.com

Leddar, LeddarTech, LeddarVision, LeddarSP, VAYADrive, VayaVision and related logos are trademarks or registered trademarks of LeddarTech Holdings Inc. and its subsidiaries. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

LeddarTech Holdings Inc. is a public company listed on the Nasdaq under the ticker symbol “LDTC.”

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Exhibit 99.4

CERTIFICATION

I, Frantz Saintellemy, certify that:

1.	I have reviewed the financial statements and MD&A for the three and nine months ended June 30, 2024 of LeddarTech Holdings Inc. (the “Company”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditor and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: August 14, 2024	By:	/s/ Franz Saintellemy
Frantz Saintellemy Chief Executive Officer and President

Exhibit 99.5

CERTIFICATION

I, Christopher Stewart, certify that:

1.	I have reviewed the financial statements and MD&A for the three and nine months ended June 30, 2024 of LeddarTech Holdings Inc. (the “Company”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditor and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: August 14, 2024	By:	/s/ Christopher Stewart
Christopher Stewart Chief Financial Officer